Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-250017

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated February 10, 2021)

PLBY GROUP, INC.

5,390,766 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 10, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of (i) 390,766 shares of common stock, par value of $0.0001 per share (the “Common Stock”), of PLBY Group, Inc., a Delaware corporation formerly known as Mountain Crest Acquisition Corp, underlying the 355,241 private units issued in connection with a private placement completed on June 4, 2020, and (ii) up to 5,000,000 shares of Common Stock issued in a private placement pursuant to the terms of the Subscription Agreements (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus) by and among MCAC, Merger Sub and Playboy (each as defined in the Prospectus), with the information contained in our Current Report on Form 8-K, Amendment No. 1, filed with the Securities and Exchange Commission on March 31, 2021 (the “Current Report Amendment”). Accordingly, we have attached the Current Report Amendment to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On March 30, 2021, the closing price of our Common Stock was $17.40 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS AND AS UPDATED BY THE “RISK FACTORS” SECTION OF THE CURRENT REPORT AMENDMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

PLBY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 424-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

This Amendment No. 1 on Form 8-K/A (“Amendment No. 1”) amends Item 2.01 and Item 9.01 of the Current Report on Form 8-K filed by PLBY Group, Inc., a Delaware corporation (formerly known as Mountain Crest Acquisition Corp (“MCAC”)) (the “Company”), on February 16, 2021 (the “Original Report”), in which the Company reported, among other events, the completion of the Business Combination (as defined in the Original Report) on February 10, 2021.

This Amendment No. 1 (i) amends certain disclosures under Item 2.01 of the Original Report to provide an update of developments at the Company or its subsidiaries, subsequent to the filing date of the Original Report; (ii) amends the financial statements provided under Item 9.01(a) in the Original Report to include the audited financial statements of Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), and its subsidiaries as of and for the year ended December 31, 2020, the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playboy for the year ended December 31, 2020; and (iii) adds the exhibits included below under Item 9.01(d).

Except as set forth herein, this Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or a discussion of any other developments at the Company or its subsidiaries, including Playboy, subsequent to the filing date of the Original Report. The information previously reported in or filed with the Original Report is hereby incorporated by reference to this Amendment No. 1. Immediately following the filing of the Form 10-K (defined below), the Company will amend the pro forma financial information provided under Item 9.01(b) in the Original Report to include the unaudited pro forma condensed combined statement of operations of the Company and Playboy for the year ended December 31, 2020 and the unaudited pro forma condensed combined balance sheet of the Company and Playboy as of December 31, 2020 (the “Pro Formas”) and expects to file the Pro Formas on a further amendment to this Form 8-K as soon as practicable. The Company has filed a notification of late filing on Form 12b-25 with the Securities and Exchange Commission with respect to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”) because the Company has experienced unexpected delays in its completion of the audit of MCAC’s financial statements and related disclosures for the year ended December 31, 2020 due to the timing of the Business Combination (as defined in the Original Report) and the substantial amount of internal resources required in connection therewith. The Company expects to file the Form 10-K as soon as practicable within the extension period provided by Rule 12b-25. As a result, the Company requires additional time to finalize MCAC’s financial statements and related disclosures to be filed as part of the Form 10-K, which is necessary for completion of the Pro Formas.

In connection with the closing of the Business Combination (the “Closing”), the registrant changed its name from “Mountain Crest Acquisition Corp” to “PLBY Group, Inc.” Unless the context otherwise requires, in this Amendment No. 1, the “registrant” and the “Company” refer to Mountain Crest Acquisition Corp prior to the Closing and to the combined company and its subsidiaries following the Closing and “Playboy” refers to the business of Playboy Enterprises, Inc. and its subsidiaries prior to the Closing and the business of the combined company and its subsidiaries following the Closing.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, dividends, indebtedness, business strategy and plans and objectives of management for future operations, including as they relate to the anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report on Form 8-K, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the Company discusses its strategies or plans, including as they relate to the Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management.

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The forward-looking statements contained in this Current Report on Form 8-K are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of COVID-19 pandemic on the Company’s business; (2) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (3) the risk that the Business Combination, recent acquisitions or any proposed transactions disrupt the Company’s current plans and operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefit from them; (4) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain its key employees; (5) costs related to the Business Combination; (6) litigation and regulatory enforcement risks, including changes in applicable laws or regulations, the diversion of management time and attention and the additional costs and demands on our resources; (7) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (8) expectations regarding the Company’s strategies and future financial performance, including its projections, future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities; (9) risks related to the organic and inorganic growth of the Company’s business and the timing of expected business milestones; (10) the possibility that we may be adversely affected by geopolitical or other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated in this Current Report on Form 8-K, including those under the section “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements.

Forward-looking statements included in this Current Report on Form 8-K speak only as of the date of this Current Report on Form 8-K or any earlier date specified for such statements. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as may be required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by this Cautionary Note Regarding Forward-Looking Statements.

Business

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company”, “we”, “us”, “our” and other similar terms refer to Playboy and its consolidated subsidiaries prior to the Business Combination and to PLBY Group, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Playboy is a pleasure and leisure company. We provide consumers across all demographics and geographies with products, content and experiences that help them lead happier, healthier and more fulfilling lives. Our flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving more than $3 billion in global consumer spend with products and content available in 180 countries.

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Our mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Driven by our cause of “Pleasure for All,” our goal is to build the leading pleasure and leisure lifestyle platform for men and women around the world.

For the fiscal years ended December 31, 2019 and 2020, Playboy’s historical consolidated revenue was $78.1 million and $147.7 million, respectively, historical consolidated net loss was $23.6 million and $5.3 million, respectively.

Our Products

Our products and content connect consumers to a lifestyle of pleasure and leisure. Our offerings help consumers around the world look good, feel good, and enjoy their lives.

Our four target consumer categories reflect the market segments where our over 67 years of building consumer trust give us a unique position to lead:

•	Sexual Wellness is a category that encompasses products, content and experiences that enable a state of physical, emotional, mental, and social sexual health and fulfillment. Offerings include products that enhance sexual experience, such as condoms, lubricants, libido enhancers, bedroom accessories and sex toys, and lingerie, as well as offerings that improve sexual health. Playboy’s offerings today — including intimates and lingerie, condoms, lubricants, intimacy kits, CBD-based arousal offerings and adult content — comprise the Company’s second-largest driver of revenue.
•	Style and Apparel includes a variety of apparel and accessories products for men and women globally, including one of the leading men’s apparel brands in China, and collaborations with fashion and streetwear brands such as Missguided, Pac Sun, and Supreme available to consumers in the US and UK. Playboy’s style and apparel offerings build on seven decades of standing for free expression and today represent the biggest consumer category in Playboy’s business.
•	Gaming and Lifestyle is a category that encompasses all of the ways Playboy stands for sophisticated, fun and leisure-filled living. Playboy’s gaming offerings today include digital casino and social games in partnership with such industry leaders as Scientific Games and Microgaming, a casino in London in partnership with Caesar’s Entertainment, and other home and hospitality offerings. Also included in this category is Playboy’s joint venture in spirits in partnership with Angel Share Brands.
•	Beauty and Grooming builds on Playboy’s long role serving as a platform for beauty and the brand’s commercial success in the fragrance category. Today, we approach this category through the lens of confidence, providing our consumers with products and content that inspire body positivity and creative expression. With strong adjacency to Sexual Wellness, Beauty and Grooming offerings include men and women’s skincare, haircare, bath and body, grooming, cosmetics, and fragrance.

Each of these categories comprise very large and growing markets, providing Playboy with significant opportunities for growth from the increased sales of our current products, as well as through the introduction of new products within these categories.

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Our Business Segments

We generate revenue through the sales of our products to consumers around the world. We employ multiple business models, including brand licensing, direct-to-consumer and third-party retail sales, and digital subscriptions, to maximize the value of our assets and to ensure long-term revenue and profitability growth. We report on our business operations in three segments:

•	Licensing, including licensing our brand to third parties for products, services, venues and events;
•	Direct-to-Consumer, including sales of third-party products through our owned-and-operated ecommerce platforms; and sales of our proprietary products through our platforms and/or third-party retailers; and
•	Digital Subscriptions and Content, including the sale of subscriptions to Playboy programming and trademark licensing for online gaming products.

Licensing

Playboy licenses the Playboy name, Rabbit Head Design, and other trademarks and related properties to partners around the world. Our licensing agreements permit licensees the right to use certain Playboy trademarks for certain categories of products in certain territories for a fee, which is typically a royalty calculated as a percentage of net revenue from wholesale and/or retail sales of such products, subject to an annual, bi-annual or quarterly minimum royalty payment. Our top five license agreements range from one to ten years in length and generated approximately $47.3 million of our overall revenue for the year ended December 31, 2020. As of December 31, 2020, Playboy’s licensing contracts included royalty guarantees of approximately $375 million through 2028, assuming no renewals of such contracts.

Our partner CAA-GBG LLP, an agency with significant global reach and infrastructure, acts as our exclusive licensing agent for the Playboy brand trademarks and intellectual property for consumer products in a broad range of categories in most of the world.

During the fiscal year ended December 31, 2020, Playboy’s Licensing segment contributed $61.1 million in revenue and $44.5 million in operating income.

Direct-to-Consumer

Our owned digital commerce retail platforms include Yandy.com, Playboy.com, PleasureForAll.com, LoversStores.com and Lovers retail stores (as of March 1, 2021). Our robust warehouse and fulfillment center manage the inventory and shipping for all of our owned digital commerce channels providing a strong base from which to continue the expansion of our direct-to-consumer sales platform model. In addition to our owned channels, we have actively expanded the third-party sales of our proprietary products across major retailers in Western markets.

During the year ended December 31, 2020, Playboy’s Direct-to-Consumer segment contributed $64.1 million in revenue and $0.8 million of operating loss.

Digital Subscriptions and Content

Playboy’s Digital Subscriptions and Content today comprise adult content offerings and licensed gaming products.

Playboy-branded digital content offerings reach more than 135,000 subscribers across Playboy-managed digital subscription offerings, including PlayboyPlus.com and Playboy.tv. The Playboy Channel is offered through leading MSOs (multiple-system operators) around the globe, including AT&T, Cablevision, Charter, Comcast, Cox, DirecTV, Dish, Time Warner and Verizon. Pursuant to its agreements with the MSOs, Playboy programs the Playboy Channel and typically receives a royalty based on the numbers of subscribers to the Channel.

Playboy’s digital gaming offerings include real-money and social gaming offerings with leading digital gaming companies Scientific Games and Microgaming.

During the year ended December 31, 2020, Playboy’s Digital Subscriptions and Content segment contributed $20.9 million in revenue and operating income of $9.5 million.

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Our Strategy

We are building the leading pleasure and leisure lifestyle platform for men and women around the world. Our commercial strategy is to create high consumer lifetime value while maintaining low consumer acquisition costs. We do this by building direct relationships with our customers through our owned-and-operated digital commerce and digital subscription offerings and by utilizing our significant organic reach for marketing efficiency. We sell our products through third party digital and physical retail partners to expand our points of sale and gather additional consumer insights to drive product innovation and inform go- to-market plans, and we license our trademarks and intellectual property in specific categories and geographies that have particular regulatory requirements, or where speed-to-market can be accelerated through a best-in-class partnership, to gain high-margin revenue and consumer insights we can reinvest in our owned-and-operated operations. Over the past several years, we have exited licensing contracts that were not strategically aligned with the brand’s interests to open up categories for owned-and-operated development and to enter into partnerships more closely aligned with our brand and consumer categories of focus.

Our immediate focus for owned and operated operations is in the Sexual Wellness category in Western markets, where we can aggregate what today is a highly fragmented market through in-house product development and acquisitions and move quickly to gain consumer mindshare and build the leading digital and physical retail presence. We will approach Beauty and Grooming as a natural extension of the Sexual Wellness category to integrate further into consumers’ daily habits. Playboy’s 10-year relationship with a market leader in the Beauty and Grooming category demonstrated strong consumer affinity for Playboy-branded offerings in the space. With the integration of the e-commerce platform that we acquired in December 2019, Sexual Wellness products represent the fastest-growing and the second-largest revenue contributor of our business today. We will utilize our trademarks wherever most effective to brand and/or market products, and we also intend to use our brand expertise to develop and acquire additional brands for these categories to further expand our consumer and distribution reach.

Significant consumer engagement and spend with Playboy-branded gaming properties around the world, including with leading partners such as Microgaming, Scientific Games, and Caesar’s Entertainment, steers our investment in digital gaming, sports betting and other digital offerings to further support our commercial strategy to expand consumer spend with minimal marginal cost, and gain consumer data to inform go-to-market plans across categories.

Licensing our trademarks and intellectual property for the apparel and accessories category, which today represents our largest single revenue contributor, will continue to serve as a powerful cash foundation and consumer insights engine.

In Western markets, our collaborations with high-end and streetwear lines, such as Missguided, PacSun, Supreme and others, have played a significant role bolstering the brand’s appeal with “Millennial” and “GenZ” consumers and has positioned the business for strong future performance in the European and U.S. markets across our four focus consumer categories.

In China, where Playboy has spent more than 25 years building its business, our licensees have an enormous footprint of approximately 2,000 brick and mortar stores and 1,300 ecommerce stores selling high quality, Playboy-branded men’s casual wear, shoes/footwear, sleepwear, swimwear, formal suits, leather & non- leather goods, sweaters, active wear, and accessories. We have achieved significant growth in China licensing revenues over the past several years in partnership with strong licensees and high-quality manufacturers, and we are planning for increased growth through updates to our men’s fashion lines and expansion into adjacent categories in men’s skincare and grooming, sexual wellness, and women’s fashion, a category where recent launches have been well received.

In India, Playboy today has a presence through select apparel licensees and hospitality establishments. Consumer research suggests significant growth opportunities in the territory with Playboy’s brand and categories of focus.

We also expect that our unified consumer data platform, which is currently in development, as well as continued investment in data science, will underpin all of our activities by enabling efficient marketing and cross-channel strategies, personalized digital experiences and product recommendations, and predictive tools to drive product development.

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Lastly, building on our successful acquisition of Yandy in December 2019 and TLA Acquisition Corp., the parent company of Lovers (described below), in March 2021, we will continue to identify and assess potentially advantageous merger, acquisition and investment opportunities. Utilizing the flexibility of our operating cash flow, and management expertise, we expect to pursue additional complementary acquisition or other strategic opportunities to complement and accelerate our organic growth.

Our Competition

We operate in the consumer goods space across a variety of different industries and face competition from broad direct-to-consumer platforms such as Amazon, as well as brands and retailers that are more targeted to particular markets. In the men’s apparel space in China, we compete with other leading men’s apparel brands such as Uniqlo, Semir, Levi’s, Nautica and Lacoste on the breadth and quality of our products, and in the United States and United Kingdom, our apparel collaborations compete with other streetwear offerings. In the sexual wellness industry, we compete with brands such as Hims, Ro Health, and Foria, lingerie ecommerce businesses such as AdoreMe, and other suppliers of products in this fragmented and rapidly growing space. Our online direct-to-consumer apparel business competes with Amazon as well as retailers more focused on lingerie, costumes and accessories, and streetwear. Our subscription offerings today compete with providers of paid and free adult content, and our digital games compete with other real-money and social casino-style games available in the iOS and Android app stores.

Our History

Playboy was founded in 1953 as a men’s lifestyle magazine. Over the following decades, Playboy has grown into a leader and pioneer in the entertainment, hospitality, and licensing businesses.

From 1973 to 2011, our stock was publicly traded on the New York Stock Exchange. Playboy’s current corporate entity, Playboy Enterprises, Inc., was incorporated in the State of Delaware in April 1998. On March 4, 2011, Icon Merger Sub, Inc., a wholly owned subsidiary of Icon Acquisition Holdings, L.P. (“Icon”), an affiliate of Rizvi Traverse Management, LLC, successfully completed its offer to purchase all of the issued and outstanding shares of Playboy. Concurrently with the transaction, the Company entered into a $185.0 million term loan facility and used the proceeds from this new debt to pay down the full principal amount of $115.0 million on convertible notes the Company had issued and sold in March 2005. That debt facility was replaced by the Company’s current debt facility in 2014.

The Company’s ownership structure was reorganized effective August 14, 2018. As part of the restructuring, Icon was dissolved and liquidated its equity interest in the Company to its members, consisting of RT-ICON and the Hugh M. Hefner 1991 Trust (the “Trust”), resulting in RT-ICON holding 3,034,192 shares of common stock in the Company and the Trust holding 1,868,910 shares of common stock. The Trust then sold to the Company, and the Company redeemed, all of the common stock in the Company held by the Trust for a total of $35 million. In 2018, the Company borrowed additional amounts under its credit facility, including $35 million of which was used to facilitate the purchase of the Trust’s common stock, and following the restructuring, at the end of 2018, the Company had $154.9 million outstanding under its loan facility.

Over the past several years, we have undertaken a process of transforming and streamlining our business model to transition Playboy’s primary business from a print and digital media entity, generating advertising and sponsorship revenues, to primarily a commerce business marketing consumer products. As part of that transformation, revenue generation has shifted away from being driven largely through third parties and toward direct-to-consumer sales.

These transformational changes include: reorganizing and streamlining our Playboy TV operation by reducing headcount, content costs and marketing spend, and renegotiating certain agreements with service providers; reorganizing and streamlining our digital subscription business by reducing headcount and content spend, and outsourcing certain functions that can be more efficiently performed by third parties; eliminating our advertising sales force; and consolidating our marketing, website development and creative services into a single group within our commerce-focused division, allowing us to reduce headcount and capture scale economies. We also ceased publication of our legacy Playboy magazine after the Spring 2020 issue, allowing us to reduce staff and eliminate costs associated with the print publication, such as printing, shipping, newsstand distribution and customer list management, and concurrently shifted our Playboy.com website from a content and media centric site to a largely e-commerce site in support of our direct-to-consumer business.

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With these changes, we are able to better focus our workforce, capital and other resources on the products, consumer categories and revenue models that we believe best position us for growth and success in the future.

In December 2019, Playboy acquired the assets of Yandy.com, a leading online retailer of lingerie, dresses, costumes and accessories, as part of the expansion of our proprietary sales platform. In March 2021, Playboy acquired TLA Acquisition Corp., the parent company of the Lovers family of stores (“Lovers”), a leading omni-channel online and brick-and-mortar sexual wellness chain, with 41 stores in five states.

Our Team’s Values

Our team developed a set of fundamental values that guide our thinking and actions both inside the company and as we pursue our mission through our interaction with our consumers and our partners around the world. We created these values with the goal of holding ourselves accountable, of preserving what is special, and to inspire and guide ourselves moving forward as we grow and take on new challenges. We believe staying true to these values will drive the long-term value we create in consumers’ lives.

Do You (But Do No Harm)

We’re authentic to who we are. We say what we mean, and we mean what we say. We create a safe and encouraging environment for others to do the same, bringing their authentic selves forward. We welcome and value varying perspectives and opinions, and we assume best intentions. We celebrate and bring out the best in each other. We pay attention to others discomfort. We respect boundaries. And we fiercely believe that our diversity positions us for greater success and impact in the world.

Embrace the Next Challenge

We have a growth mindset. We don’t let ourselves get too comfortable. We are constantly questioning our existing knowledge and recognize that our blind spots are bigger than we think. We actively seek out opportunities to learn. We come from a place of curiosity. The next challenge may be in a place we’ve never thought to look, and we leverage a vast diversity of perspectives to find it. We know we can always do better, and good enough is not enough. We believe in questioning taboos. We are bold and thoughtful in challenging the status quo and finding fault in the default, even when it seems we are alone. We are okay with uncertainty, and we aim to adapt quickly and be resourceful in an ever-changing environment.

Debate, Then Commit

We take the time to make sure we are informed. We provide a platform and make space for the different voices in the room, ask thoughtful questions, and consider all angles before coming to a conclusion. We question everything. We engage in self-reflection, and we recognize and share openly when we are wrong. We are solutions oriented. We take an active approach to solving problems and coming to decisions rather than fixating on them. We passionately discuss ideas but respect when a decision is reached and abide by the process to execute it. We communicate decisions thoroughly and thoughtfully.

Be a Leader

We develop and exercise inclusive leadership. So, everyone knows they belong, and equitable treatment is our standard. We recognize that trust, respect, and responsibility go hand-in-hand and must be heard. With that, it is up to each of us to earn that responsibility every day. We listen first, ask questions, speak up and are accountable for our work (and our mistakes). We help others feel confident and comfortable doing the same. We take initiative. We don’t wait for things to happen to us or wait to be told. We are willing to wear many hats and roll our sleeves up when others need help, even if it means working outside our job description. We lead by example.

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Stay Playful

We are a fun team and though we often deal with heavy subject matter, we recognize the importance of a playful spirit and a positive outlook. We realize that we are a work in progress, and that we won’t always get it right the first time. We pride ourselves in being able to pick ourselves up, be positive about our mistakes (while learning from them) and move forward. We celebrate creativity and the importance of trying new things out. We know you to have a good time and we understand boundaries. We celebrate each other. We value our time both in and out of work.

Government Regulation

In connection with the products we provide, we must comply with various laws and regulations from federal, state, local and foreign regulatory agencies. We believe that we are in material compliance with regulatory requirements applicable to our business. These regulatory requirements include, without limitation:

•	federal, state, local and foreign laws and regulations involving minimum wage, health care, overtime, sick leave, lunch and rest breaks and other similar wage, benefits and hour requirements and other similar laws;
•	Title VII of the Civil Rights Act and the Americans with Disabilities Act and regulations of the U.S. Department of Labor, the Occupational Safety & Health Administration, the U.S. Equal Employment Opportunity Commission and the equivalent state agencies and other similar laws;
•	alcohol beverage marketing regulations, custom and import matters with respect to products imported to and exported from the United States;
•	the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other similar anti-bribery and anti- kickback laws and regulations that generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business; and
•	federal, state and foreign anticorruption, data protection, privacy, consumer protection, content regulation and other laws and regulations, including without limitation, GDPR and the CCPA.

Employees

As of December 31, 2020, we had 216 full-time and full-time equivalent employees, which included Yandy’s 98 full-time and full-time equivalent employees. None of the employees are represented by a labor union, and we consider our employee relations to be good.

Intellectual Property

We own various trademarks, copyrights and software comprising our intellectual property holdings including, without limitation, the “Playboy” name, the “RABBIT HEAD DESIGN,” logo and the “Yandy” name.

We currently have active trademark registrations in more than 150 countries for our key trademarks, including variations of the PLAYBOY and the RABBIT HEAD DESIGN logo, which are typically the core intellectual property we license pursuant to our licensing agreements and use on our branded consumer products. Trademark registrations typically allow us to exclusively use or permit licensed use of the marks in the product categories in which they are registered. These registrations are typically valid for 10 years from the original date of registration or the date of renewal. When these registrations become due for renewal, we typically renew them unless the registrations have become redundant due to overlapping coverage from other existing registered marks or they cover marks or categories that we no longer actively use or have plans to use in the future. Most jurisdictions allow for an unlimited number of renewals provided that the criteria to apply for renewal are met in the applicable jurisdiction.

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Properties

Our corporate headquarters is located in Los Angeles, California, where we lease and occupy approximately 45,000 square feet of office space.

We also lease and occupy approximately 52,000 square feet of combined office and warehouse space in Phoenix, Arizona, housing our inventory management and fulfillment operations.

Pursuant to our acquisition of Lovers in March 2021, we also acquired over 28,000 square feet of leased office and warehouse space in Auburn, Washington and 41 retail locations in five states, ranging in size between 1,472 and 15,000 square feet per location.

We believe our properties are suitable for the purposes for which they are being used and fit our needs.

Recent Developments

On January 31, 2021, Playboy entered into a Stock Purchase Agreement (the “Lovers Purchase Agreement”) with TLA Acquisition Corp., the parent company of Lovers, and the stockholders of Lovers to acquire all of the outstanding Lovers capital stock (the “Transaction”). The purchase price for the Transaction was approximately $25.1 million in cash and the Transaction closed on March 1, 2021.

On February 10, 2021, Mountain Crest Acquisition Corp (“MCAC”) completed the acquisition of all of the issued and outstanding shares of Playboy, whereby MCAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of MCAC, merged with and into Playboy, with Playboy surviving as a wholly owned subsidiary of MCAC (the “Business Combination”). In connection with the closing of the Business Combination, MCAC changed its name to PLBY Group, Inc.

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this Current Report on Form 8-K, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business, financial condition and operating results. Unless the context otherwise requires, all references in this subsection to the “Company,” “we”, “us” or “our” refer to PLBY Group, Inc. and its consolidated subsidiaries following the Business Combination, which was completed on February 10, 2021, other than certain historical information which refers to the business of Playboy prior to the consummation of the Business Combination.

Summary of Risk Factors

We have in the past been adversely affected by certain of, and may in the future be materially and adversely affected by, the following risks:

•	our ability to maintain the value and reputation of the Playboy brand;
•	operating in highly competitive industries;
•	our ability to anticipate changes in the market for our adult oriented products and rapidly adapt;
•	our ability to obtain, maintain and protect our intellectual property rights, in particular trademarks and copyrights;
•	our ability to identify, fund investment in and commercially exploit new technology;
•	negative publicity, lawsuits and boycotts as a result of our business involving the provision of sexually explicit content;
•	the refusal of companies upon which we rely for products and services to do business with us because some of our products contain adult content;
•	various taxation related risks in multiple jurisdictions;
•	potential systems failures in our digital operations;
•	our exposure to data security and privacy risks;
•	compliance with government regulations;
•	challenges relating to operations and expansion outside of the U.S.;
•	adverse results in litigation;
•	our ability to attract and retain key employees and hire qualified management and personnel;
•	difficulties in making strategic acquisitions on economically acceptable terms;
•	integration risks from significant future acquisitions;
•	our debt and other financial obligations;
•	the demand for our products;
•	the COVID-19 (as defined below) pandemic;
•	global economic conditions;
•	our ability to manage the various licensing and selling models in our operations;
•	the concentration of a substantial portion of our licensing revenue with a limited number of licensees and retail partners;
•	our dependence on third parties to help operate certain aspects of our e-commerce business;
•	increasing competition for and changing dynamics in the marketplace for our adult content products;
•	our ability to maintain our agreements with multiple system operators and direct-to-home operators on favorable terms;
•	shifts in consumer behavior as a result of technological innovations and changes in the distribution of content;
•	our ability to meet the listing requirements to be listed on the Nasdaq Stock Market and maintain the listing of our securities in the future;
•	the potential utilization of exemptions from certain Nasdaq requirements as a result of our status as a controlled company within the meaning of the Nasdaq rules;
•	the benefits from the Business Combination; and
•	the reduced reporting requirements as a result of our status as an emerging growth company.

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General Risks Related to Our Business and Industry

Our success depends on our ability to maintain the value and reputation of the Playboy brand.

Our success depends on the value and reputation of the Playboy brand. The Playboy name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting, and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality product, and customer experience.

We rely on social media, as one of our marketing strategies, to have a positive impact on both our brand value and reputation. Our brand and reputation could be adversely affected if we fail to achieve these objectives, if our public image was to be tarnished by negative publicity, which could be amplified by social media, if we fail to deliver innovative and high-quality products and experiences acceptable to our customers, or if we face or mishandle a product recall.

We license our brand to third parties to use in connection with various goods and services, subject to our approval. Our financial condition could be negatively impacted if any such third parties use our brand in a manner that adversely reflects on Playboy or our brand.

Additionally, while we devote considerable efforts and resources to protecting our intellectual property, if these efforts are not successful, the value of our brand may be harmed. Any harm to our brand and reputation could have a material adverse effect on our financial condition.

Our businesses operate in highly competitive industries.

The sexual wellness, lifestyle experiences, apparel and accessories, and beauty and grooming industries in which we operate are highly competitive. The ability of our businesses to compete in each of these industries successfully depends on a number of factors, including our ability to consistently supply high quality and popular content and products, adapt to new technologies and distribution platforms, maintain our brand reputation and produce new and successful products and content. There can be no assurance that we will be able to compete successfully in the future against existing or new competitors, or that increasing competition will not result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

Additionally, many of our competitors, including large entertainment and media enterprises and apparel and beauty retailers, have greater financial and human resources than we do. We cannot assure you that we can remain competitive with companies that have greater resources or that offer alternative entertainment or product offerings.

The market for our adult oriented products is changing rapidly, and unless we are able to anticipate these changes and rapidly adapt, we will lose market share.

Online usage is changing rapidly as technological advancements allow the deployment of more advanced and interactive multimedia product offerings and the Internet and mobile device usage have resulted in new digital distribution channels. As a result, we have to rapidly develop new business models, products and distribution models that will allow us to otherwise capitalize on our large library of titles that we own and license as well as our product offerings.

Unless we are able to effectively modify our business model to compete with the products offered digitally on the Internet or elsewhere, our market share, revenues and profits from our product offerings could decrease. Although we are currently developing new products and seeking potential acquisition targets, no assurance can be given that we will remain competitive in the rapidly changing adult entertainment marketplace or the other industries we compete in. Our future success will depend, in part, on our ability to adapt to rapidly changing technologies, to enhance existing product offerings and to develop and introduce a variety of new products to address changing demands of our consumers.

If we are unable to obtain, maintain and protect our intellectual property rights, in particular trademarks and copyrights, our ability to compete could be negatively impacted.

Our intellectual property rights, particularly our trademarks in the Playboy name and Rabbit Head Design, are valuable assets of our business and are critical to our success, growth potential and competitive position. Although certain of the intellectual property we use is registered in the U.S. and in many of the foreign countries in which we operate, there can be no assurances with respect to the continuation of such intellectual property rights, including our ability to further register, use or defend key current or future trademarks. Further, applicable law may provide only limited and uncertain protection, particularly in emerging markets, such as China.

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Furthermore, we may not apply for, or be unable to obtain, intellectual property protection for certain aspects of our business. Third parties have in the past, and could in the future, bring infringement, invalidity, co-inventorship, re-examination, opposition or similar claims with respect to our current or future intellectual property. Any such claims, whether or not successful, could be costly to defend, may not be sufficiently covered by any indemnification provisions to which we are party, divert management’s attention and resources, damage our reputation and brands, and substantially harm our business, prospects, financial condition, results of operations, cash flows, as well as the trading price of our securities.

In addition, third parties may distribute and sell counterfeit (or grey market) versions of our products, which may be inferior or pose safety risks and could confuse consumers or customers, which could cause them to refrain from purchasing our brands in the future or otherwise damage our reputation. The presence of counterfeit versions of our products in the market and of prestige products in mass distribution channels could also dilute the value of our brands, force us and our distributors to compete with heavily discounted products, cause us to be in breach of contract (including license agreements), impact our compliance with distribution and competition laws in jurisdictions including the E.U. and China, or otherwise have a negative impact on our reputation and business, prospects, financial condition or results of operations.

In order to protect or enforce our intellectual property and other proprietary rights, we may initiate litigation or other proceedings against third parties, such as infringement suits, opposition proceedings or interference proceedings. Any lawsuits or proceedings that we initiate could be expensive, take significant time and divert management’s attention from other business concerns, adversely impact customer relations and we may not be successful. Litigation and other proceedings may also put our intellectual property at risk of being invalidated or interpreted narrowly. The occurrence of any of these events may have a material adverse effect on our business, prospects, financial condition, results of operations, cash flows, as well as the trading price of our securities.

Our success depends on our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property of third parties.

Our commercial success depends in part on our ability to operate without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and other proprietary rights of third parties. However, we cannot be certain that the conduct of our business does not and will not infringe, misappropriate or otherwise violate such rights. Moreover, our acquisition targets and other businesses in which we may make strategic investments are often smaller or younger companies with less robust intellectual property clearance practices, and we may face challenges on the use of their trademarks and other proprietary rights.

If we are found to be infringing, misappropriating or otherwise violating a third-party trademark, patent, copyright or other proprietary rights, we may need to obtain a license, which may not be available in a timely manner on commercially reasonable terms or at all, or redesign or rebrand our products, which may not be possible or result in a significant delay to market or otherwise have an adverse commercial impact. We may also be required to pay substantial damages or be subject to a court order prohibiting us and our customers from selling certain products or engaging in certain activities, which could therefore have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows, as well as the trading price of our securities.

Any inability to identify, fund investment in and commercially exploit new technology could have a material adverse impact on our business, financial condition or results of operations.

We are engaged in businesses that have experienced significant technological changes over the past several years and are continuing to undergo technological changes. Our ability to implement our business plan and to achieve the results projected by management will depend on management’s ability to anticipate technological advances and implement strategies to take advantage of future technological changes. Any inability to identify, fund investment in and commercially exploit new technology or the commercial failure of any technology that we pursue, such as Internet and mobile, could result in our businesses becoming burdened by obsolete technology and could have a material adverse impact on our business, financial condition or results of operations.

Our business involves the provision of sexually explicit content which can create negative publicity, lawsuits and boycotts.

We are engaged in the business of providing adult-oriented, sexually explicit products worldwide. Many people regard our primary business as unwholesome. Various national and local governments, along with religious and children’s advocacy groups, consistently propose and enact legislation to restrict the provision of, access to, and content of such entertainment. These groups also often file lawsuits against providers of adult entertainment, encourage boycotts against such providers and mount negative publicity campaigns. In this regard, some of our distribution outlets and advertisers, have from time-to-time been the target of groups who seek to limit the availability of our products because of their content. We expect to continue to be subject to these activities.

The adult-oriented content of our websites may also subject us to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on our websites through links to other sites and in jurisdictions that we have not previously distributed content in. Implementing measures to reduce our exposure to this liability may require us to take steps that would substantially limit the attractiveness of our websites and other distribution channels and/or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

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In addition, some investors, investment banks, market makers, lenders and others in the investment community may refuse to participate in the market for our common stock, financings or other activities due to the nature of our adult business. These refusals may negatively impact the value of our common stock and our opportunities to attract market support.

Companies providing products and services on which we rely may refuse to do business with us because some of our products contain adult content.

Some companies that provide products and services we need may be concerned that associating with us could lead to their becoming the target of negative publicity campaigns by public interest groups and boycotts of their products and services. As a result of these concerns, these companies may be reluctant to enter into or continue business relationships with us. There can be no assurance that we will be able to maintain our existing business relationships with the companies, domestic or international, that currently provide us with services and products. Our inability to maintain such business relationships, or to find replacement service providers, would materially adversely affect our business, financial condition and results of operations. We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to our doing business with less competitive terms, higher transaction costs and more inefficient operations than if we were able to maintain such business relationships or find replacement service providers.

If we are unable to advertise on certain platforms because of our brand or products, our business would be harmed.

Some companies that operate websites and offline media, including search engines and social media platforms, on which we would like to advertise our products, and provide direct purchasing capabilities, may be reluctant or refuse to allow such advertising due to the adult nature of certain of our products and the history of our brand. Our inability to advertise on such platforms would make it more difficult for us to reach a broad audience, which could limit sales of our products, and the reduce the value of our brand. Our existing competitors, as well as potential new competitors, may not face such obstacles and be able to undertake more extensive marketing campaigns and reach a broader consumer base, making it more difficult for Playboy to compete with them with similar products.

If we are unable to generate revenues from advertising and sponsorships our future growth may be harmed.

If companies perceive Playboy.com or any of our other free websites to be limited or ineffective advertising mediums, they may be reluctant to advertise in our products or to be our sponsors. Our ability to generate significant advertising and sponsorship revenues depends upon several factors, including, among others, the following:

•	our ability to maintain a large, demographically attractive subscriber base for Playboy.com and any of our other free websites;
•	our ability to offer attractive advertising rates;
•	our ability to attract advertisers and sponsors; and
•	our ability to provide effective advertising delivery and measurement systems.

Our potential advertising revenues are also dependent on the level of spending by advertisers, which is impacted by a number of factors beyond our control, including general economic conditions, changes in consumer purchasing and viewing habits and changes in the retail sales environment. Our existing competitors, as well as potential new competitors, may have significantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns, adopt aggressive advertising pricing policies and devote substantially more resources to attracting advertising customers.

We have experienced seasonality in our revenues, which may result in volatility in our earnings.

While we receive revenue throughout the year, our businesses do experience seasonality. For example, our consumer brand licensing business under our consumer business experiences higher receipts in its first and third fiscal quarters due to the licensing fee structure in its licensing agreements which typically require advance payment of such fees during these quarters, and our direct-to-consumer business typically experiences higher sales in the fourth quarter due to the U.S. holiday season, including Halloween. To the extent that we continue to experience seasonality after the Business Combination, this may result in volatility in our earnings.

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We will have a significant amount of intangible assets, including our trademarks, recorded on our consolidated balance sheet following the Business Combination. As a result of changes in market conditions and declines in the estimated fair value of these assets, we may be required to record impairments of our intangible assets in the future which could adversely affect our results of operations.

As of December 31, 2020, Playboy’s indefinite-lived intangible assets and goodwill represented $337.2 million, or 81.8% of its total consolidated assets. As a result of the Business Combination, such intangible assets and goodwill will be recorded on our consolidated balance sheets going forward. Under accounting principles generally accepted in the United States, indefinite-lived intangible assets are not amortized, but instead are subject to impairment evaluation based on related estimated fair values, with such testing to be done at least annually. We will review our trademarks for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any write-down of intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss, and those decreases or increases could be material.

Our use of certain tax attributes may be limited.

We have significant net operating losses (“NOLs”). A valuation allowance has been provided as of December 31, 2020 which primarily relates to state net operating losses and capital loss carryforwards. As of December 31, 2020, we had federal NOLs available to carryforward to future periods of $180.2 million, which begin expiring in 2027 and we had state and local NOLs available to carryforward to future periods of $99.3 million, which begin expiring in 2021. We have foreign tax credits available to carryforward to future periods of $2.8 million as of December 31, 2020, which expire by 2021. The statute of limitations for tax years 2015 and forward remains open to examination by the major U.S. taxing jurisdictions to which we are subject. In addition, due to the NOL carryforward provision, tax authorities continue to have the ability to adjust the amount of our carryforward. The limitations on the use of the NOLs under Section 382 could affect our ability to offset future taxable income.

We are subject to taxation related risks in multiple jurisdictions.

We are a U.S.-based multinational company subject to tax in multiple U.S. and foreign tax jurisdictions. Significant judgment is required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be challenged by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are being re-examined and evaluated globally. New laws and interpretations of the law are taken into account for financial statement purposes in the quarter or year that they become applicable. Tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or other foreign tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

Our digital operations are subject to systems failures.

The uninterrupted performance of our computer systems is critical to the operations of our websites. Our computer systems are located at external third-party sites, and, as such, may be vulnerable to fire, loss of power, telecommunications failures and other similar catastrophes. In addition, we may have to restrict access to our websites to solve problems caused by computer viruses or other system failures. Our customers may become dissatisfied by any disruption or failure of our computer systems that interrupts our ability to provide our content. Repeated system failures could substantially reduce the attractiveness of our websites and/or interfere with commercial transactions, negatively affecting our ability to generate revenues. Our websites must accommodate a high volume of traffic and deliver regularly-updated content. Our sites have, on occasion, experienced slow response times and network failures. These types of occurrences in the future could cause users to perceive our websites as not functioning properly and therefore induce them to frequent websites other than ours. We are also subject to risks from failures in computer systems other than our own because our customers depend on their own Internet service providers for access to our sites. Our revenues could be negatively affected by outages or other difficulties customers experience in accessing our websites due to Internet service providers’ system disruptions or similar failures unrelated to our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our Internet systems or the systems of our customers’ Internet service providers.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely significantly upon the ability of consumers to access our products through the internet. If network operators block, restrict or otherwise impair access to our products over their networks, our business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our membership acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted. The extent to which these incentives limit operator behavior differs across markets.

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We are subject to data security and privacy risks that could negatively affect our results, operations or reputation.

Online security breaches could materially adversely affect our business, financial condition or results of operations. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. In addition to our own sensitive and proprietary business information, we handle transactional and personal information about our consumers and users of our digital experiences, which include online distribution channels and product engagement. In offering products via online payment, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our customers’ transaction data. If third parties are able to penetrate our network security or otherwise misappropriate confidential information, we could be subject to liability, which could result in litigation. In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our product offerings that could require us to expend significant capital and resources to protect against or remediate these problems. Increased scrutiny by regulatory agencies, such as the Federal Trade Commission and state agencies, of the use of customer information could also result in additional expenses if we are obligated to reengineer systems to comply with new regulations or to defend investigations of our privacy practices.

In addition, we must comply with increasingly complex and rigorous, and sometimes conflicting, regulatory standards enacted to protect business and personal data in the United States, Europe and elsewhere. For example, the European Union adopted the General Data Protection Regulation (the “GDPR”), which became effective on May 25, 2018; and California passed the California Consumer Privacy Act (the “CCPA”) which became effective on January 1, 2020. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our content is directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines. These laws impose additional obligations on companies regarding the handling of personal data and provide certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under GDPR and CCPA) and regulations can be costly and time consuming, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Customer interaction with our content is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

We are subject to payment processing risk.

Our customers pay for our products using a variety of different payment methods, including credit and debit cards, gift cards, prepaid cards, direct debit, online wallets and direct carrier and partner billing. We rely on internal systems as well as those of third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations, including additional authentication requirements for certain payment methods, and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, changes to rules or regulations concerning payments, loss of payment partners and/or disruptions or failures in our payment processing systems, partner systems or payment products, including products we use to update payment information, our revenue, operating expenses and results of operation could be adversely impacted. In certain instances, we leverage third parties such as our cable and other partners to bill subscribers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to transition subscribers or otherwise find alternative methods of collecting payments, which could adversely impact member acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and if not adequately controlled and managed could create negative consumer perceptions of our products. If we are unable to maintain our fraud and chargeback rate at acceptable levels, card networks may impose fines, our card approval rate may be impacted and we may be subject to additional card authentication requirements. The termination of our ability to process payments on any major payment method would significantly impair our ability to operate our business.

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Government regulations could adversely affect our business, financial condition or results of operations.

Our businesses are regulated by governmental authorities in the countries in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, licensing, access to satellite transponders, commercial advertising, subscription rates, foreign investment, Internet gaming, use of confidential customer information and content, including standards of decency/obscenity. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and/or exposing us to significant liabilities. While we are not able to reliably predict particular regulatory developments that could affect us adversely, those regulations related to adult content, the Internet, consumer products and commercial advertising illustrate some of the potential difficulties we face.

Adult content.   Regulation of adult content could prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition or results of operations. The governments of some countries, such as China and India, have sought to limit the influence of other cultures by restricting the distribution of products deemed to represent foreign or “immoral” influences. Regulation aimed at limiting minors’ access to adult content could also increase our cost of operations and introduce technological challenges, such as by requiring development and implementation of age verification systems. U.S. government officials could amend or construe and seek to enforce more broadly or aggressively the adult content recordkeeping and labeling requirements set forth in 18 U.S.C. Section 2257 and its implementing regulations in a manner that is unfavorable to our business.

Internet.   Various governmental agencies are considering a number of legislative and regulatory proposals that may lead to laws or regulations concerning various aspects of the Internet, including online content, intellectual property rights, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Regulation of the Internet could materially adversely affect our business, financial condition or results of operations by reducing the overall use of the Internet, reducing the demand for our products or increasing our cost of doing business.

Consumer products.   Any attempts to limit or otherwise regulate the sale or distribution of certain consumer products sold by our licensees could materially adversely affect our business, financial condition or results of operations.

We are subject to risks resulting from our operations outside the U.S., and we face additional risks and challenges as we continue to expand internationally.

The international scope of our operations may contribute to volatile financial results and difficulties in managing our business. For the years ended December 31, 2020 and 2019, we derived approximately 52% and 77% of our consolidated revenues from countries outside the U.S., respectively. Our international operations expose us to numerous challenges and risks, including, but not limited to, the following:

•	adverse political, regulatory, legislative and economic conditions in various jurisdictions;
•	costs of complying with varying governmental regulations;
•	fluctuations in currency exchange rates;
•	difficulties in developing, acquiring or licensing programming and products that appeal to a variety of audiences and cultures;
•	scarcity of attractive licensing and joint venture partners;
•	the potential need for opening and managing distribution centers abroad; and
•	difficulties in protecting intellectual property rights in foreign countries.

In addition, important elements of our business strategy, including capitalizing on advances in technology, expanding distribution of our products and content and leveraging cross-promotional marketing capabilities, involve a continued commitment to expanding our business internationally. This international expansion will require considerable management and financial resources.

We cannot assure you that one or more of these factors or the demands on our management and financial resources would not harm any current or future international operations and our business as a whole.

We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we are involved in litigation and other proceedings and litigation arising in the ordinary course of business, such as the matters described in “Legal Proceedings” of this Current Report on Form 8-K. Defending these claims, even those without merit, could cause us to incur significant legal expenses and divert financial and management resources. These claims could also result in significant settlement amounts, damages, fine or other penalties. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, an adverse resolution of any lawsuit or claim against us could negatively impact our reputation and our brand image and could have a material adverse effect on our business.

In addition, we rely on our employees, consultants and sub-contractors to conduct our operations in compliance with applicable laws and standards. Any violation of such laws or standards by these individuals, whether through negligence, harassment, discrimination or other misconduct, could result in significant liability for us and adversely affect our business. For example, negligent operations by employees could result in serious injury or property damage, and sexual harassment or racial and gender discrimination could result in legal claims and reputational harm.

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If we are unable to attract and retain key employees and hire qualified management and personnel our ability to compete could be harmed.

We believe that our ability to successfully implement our business strategy and to operate profitably depends, in part, on our ability to retain our key personnel. If key personnel become unable or unwilling to continue in their present positions, our business, financial condition or results of operations could be materially adversely affected. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel.

Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Any failure by our management team to perform as expected may have a material adverse effect on our business, prospects, financial condition and results of operations.

Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, our management team or businesses associated with them is presented for informational purposes only. Past performance by our management team is not a guarantee the success with respect to any acquisition we may consummate. You should not rely on the historical record of the performance of our management team’s or businesses associated with them as indicative of our future performance of an investment in us or the returns we will, or is likely to, generate going forward.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the Company, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Our expansion into new products, technologies, and geographic regions subjects us to additional risks.

We may have limited or no experience in our newer market segments, and our customers may not adopt our product or content offerings. These offerings, which can present new and difficult technology and regulatory challenges, may subject us to claims if customers of these offerings experience service disruptions or failures or other quality issues. In addition, profitability, if any, in our newer activities may not meet our expectations, and we may not be successful enough in these newer activities to recoup our investments in them. Failure to realize the benefits of amounts we invest in new technologies, products, or content could result in the value of those investments being written down or written off.

We expect to incur transaction costs in connection with our acquisitions.

We have incurred and expect to continue to incur significant costs and expenses in connection with past and future acquisitions, including financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, litigation defense costs, severance/employee benefit-related expenses, filing fees, printing expenses and other related charges. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with our acquisitions. There are many factors beyond our control that could affect the total amount or timing of the integration and implementation expenses. These costs and expenses could reduce the benefits and income we expect to achieve from our acquisitions.

We may, in the future, require additional capital to help fund all or part of potential acquisitions. If, at the time required, we do not have sufficient cash to finance those additional capital needs, we will need to raise additional funds through equity and/or debt financing. We cannot guarantee that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion plans. In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock.

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The officers, directors or other key personnel of an acquisition candidate may resign upon completion of such an acquisition. The loss of a target’s key personnel could negatively impact the operations and profitability of our post-acquisition business.

The role of an acquisition candidate’s key personnel upon the completion of an acquisition cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following an acquisition, it is possible that members of the management of an acquisition candidate will not wish to remain in place.

We may seek acquisition opportunities in industries or sectors that may be outside of our management’s areas of expertise.

We will consider an acquisition outside of our management’s areas of expertise if an acquisition candidate is presented to us and we determine that such candidate offers an attractive acquisition opportunity for our company. Although our management will endeavor to evaluate the risks inherent in any particular acquisition candidate, we cannot assure you that we will adequately ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our securities will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in an acquisition candidate.

In pursuing selective acquisitions, we may incur various costs and liabilities and we may never realize the anticipated benefits of the acquisitions.

If appropriate opportunities become available, we may acquire businesses, products or technologies that we believe are strategically advantageous to us. Transactions of this sort could involve numerous risks, including:

•	unforeseen operating difficulties and expenditures arising from the process of integrating any acquired business, product or technology, including related personnel;
•	diversion of a significant amount of management’s attention from the ongoing development of our business;
•	dilution of existing stockholders’ ownership interest in us;
•	incurrence of additional debt;
•	exposure to additional operational risk and liability, including risks arising from the operating history of any acquired businesses;
•	entry into markets and geographic areas where we have limited or no experience;
•	loss of key employees of any acquired companies;
•	adverse effects on our relationships with suppliers and customers; and
•	adverse effects on the existing relationships of any acquired companies, including suppliers and customers.

Furthermore, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms favorable or acceptable to us or at all.

When we acquire businesses, products or technologies, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. We may therefore fail to discover or inaccurately assess undisclosed or contingent liabilities, including liabilities for which we may have responsibility as a successor to the seller or the target company. As a successor, we may be responsible for any past or continuing violations of law by the seller or the target company, including violations of decency laws. Although we generally attempt to seek contractual protections, such as representations and warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

Our acquisitions may result in disruptions in our business and diversion of management’s attention.

Any acquisitions will require the integration of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Such acquisitions may disrupt our operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers and partners. We may also incur debt or issue equity securities to pay for any future acquisitions. These issuances could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization, or impairment costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired business, products or persons with existing operations, we may not receive the benefits of the acquisitions, and our revenues and stock trading price may decrease.

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We may not realize all of the anticipated benefits of our acquisitions or those benefits may take longer to realize than expected.

Our ability to realize the anticipated benefits of our acquisitions depends, to a large extent, on our ability to implement changes to acquired businesses in a manner that facilitates growth opportunities and realizes anticipated synergies. We will be required to devote significant management attention, resources and costs to realigning the business practices and operations of acquired businesses to our brand management model. We generally expect to benefit from operational synergies from our acquisitions resulting from the consolidation of capabilities and elimination of redundancies, as well as greater efficiencies from increased scale and market integration. However, this process may preclude or impede realization of the benefits expected from acquisitions and could adversely affect current revenues and investments in future growth, which could adversely affect our results of operations. We cannot be certain that we will not be required to implement further realignment activities, make additions or other changes to our workforce based on other cost reduction measures or changes in the markets and industry in which we compete. In addition, future business conditions and events may impact our ability to continue to realize any benefits of these initiatives. If we are not able to successfully achieve these objectives, the anticipated benefits of our acquisitions may not be realized fully or at all or may take longer to realize than expected.

Any future acquisition may not be accretive, and may be dilutive, to our earnings per share, which may negatively affect the market price of our common stock.

Future acquisitions may not be accretive to our earnings per share. Our expectations regarding the timeframe in which a potential acquisition may become accretive to our earnings per share may not be realized. In addition, we could fail to realize all of the benefits anticipated in a potential acquisition or experience delays or inefficiencies in realizing such benefits. Such factors could, combined with the potential issuance of shares of our common stock in connection with a potential acquisition, result in such acquisition being dilutive to our earnings per share, which could negatively affect the market price of our common stock.

The terms of our credit facility impose restrictions on us that may affect our ability to successfully operate our business.

Our credit facility contains covenants that limit our actions. These covenants could materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests. The covenants restrict our ability to, among other things:

•	incur or guarantee additional indebtedness;
•	make loans and investments;
•	enter into agreements restricting our subsidiaries’ abilities to pay dividends;
•	create liens;
•	sell or otherwise dispose of assets;
•	enter new lines of business;
•	merge or consolidate with other entities; and
•	engage in transactions with affiliates.

The credit facility also contains financial covenants requiring us to maintain specified minimum net worth and interest coverage ratios.

Our ability to comply with these covenants and requirements may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur, we cannot be sure that we will be able to comply.

A variety of uncontrollable events may reduce demand for our products, impair our ability to provide our products or increase the cost of providing our products.

Demand for our products can be significantly adversely affected in the U.S., globally or in specific regions as a result of a variety of factors beyond our control, including: adverse weather conditions arising from short-term weather patterns or long-term change, catastrophic events or natural disasters (such as excessive heat or rain, hurricanes, typhoons, floods, tsunamis and earthquakes); health concerns, such as pandemics; international, political or military developments; and terrorist attacks. These events and others, such as fluctuations in travel and energy costs and computer virus attacks, intrusions or other widespread computing or telecommunications failures, may also damage our ability to provide our products or to obtain insurance coverage with respect to these events. An incident that affected our property directly would have a direct impact on our ability to provide products and content. Moreover, the costs of protecting against such incidents reduces the profitability of our operations.

In addition, we derive affiliate fees and royalties from the distribution of our programming, sales of our licensed goods and services by third parties, and the management of businesses operated under brands licensed from us, and we are therefore dependent on the successes of those third parties for that portion of our revenue. A wide variety of factors could influence the success of those third parties and if negative factors significantly impacted a sufficient number of those third parties, the profitability of one or more of our businesses could be adversely affected.

We obtain insurance against the risk of losses relating to some of these events, generally including physical damage to our property and resulting business interruption, certain injuries occurring on our property and some liabilities for alleged breach of legal responsibilities. When insurance is obtained it is subject to deductibles, exclusions, terms, conditions and limits of liability. The types and levels of coverage we obtain vary from time to time depending on our view of the likelihood of specific types and levels of loss in relation to the cost of obtaining coverage for such types and levels of loss and we may experience material losses not covered by our insurance.

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Our financial condition and results of operations have been and are expected to continue to be adversely affected by the coronavirus pandemic.

A novel strain of coronavirus (“COVID-19”) was first identified in China in December 2019, and subsequently declared a pandemic by the World Health Organization. To date, this pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are expected to continue to cause, business slowdown or shutdown in affected areas and significant disruption in the financial markets, both globally and in the United States. These events have led to and could continue to lead to a decline in discretionary spending by consumers, and in turn materially impact, our business, sales, financial condition and results of operations. We may experience a negative impact on our sales, operations and financial results, and we cannot predict the degree to, or the time period over, which our sales, operations and financial results will continue to be subject to risk by the pandemic and preventative measures. Risks presented by the COVID-19 pandemic include, but are not limited to:

•	Deterioration in economic conditions in the United States and globally, including China;
•	Reduced consumer demand for our products as consumers seek to reduce or delay discretionary spending in response to the impacts of COVID-19, including as a result of a rise in unemployment rates and diminished consumer confidence;
•	Decreased retail traffic as a result of store closures, reduced operating hours, social distancing restrictions and/or changes in consumer behavior;
•	The risk that any safety protocols in our facilities will not be effective or not be perceived as effective, or that any virus-related illnesses will be linked or alleged to be linked to such facilities, whether accurate or not;
•	Incremental costs resulting from the adoption of preventative measures, including providing facial coverings and hand sanitizer, rearranging operations to follow social distancing protocols, conducting temperature checks and undertaking regular and thorough disinfecting of surfaces;
•	Inventory shortages caused by a combination of increased demand for our products and longer lead-times in the manufacturing and delivery of our products, due to work restrictions related to COVID-19, import/export conditions such as port congestion, and local government orders;
•	Disruption to our distribution centers and our third-party manufacturing partners and other vendors, including through the effects of facility closures, reductions in operating hours, labor shortages, and real time changes in operating procedures, including for additional cleaning and disinfection procedures;
•	Bankruptcies or other financial difficulties facing our wholesale customers or licensing partners, which could cause them to be unable to make or delay making payments to us, or result in cancellation or reduction of their orders or licensing agreements;
•	Operational risk, including but not limited to cybersecurity risks, as a result of extended workforce remote work arrangements, and restrictions on employee travel;
•	Impacts to our distribution and logistics providers’ ability to operate or increases in their operating costs. These supply chain effects may have an adverse effect on our ability to meet consumer demand, including digital demand, and could result in an increase in our costs of production and distribution, including increased freight and logistics costs and other expenses;
•	Disruption to our operations if a large number of our employees and/or a subset of our key employees and executives are impacted by COVID-19, which could negatively impact our ability to continue to operate effectively; and
•	Significant disruption of and volatility in global financial markets, which could have a negative impact on our ability to access capital in the future.

We continue to monitor the latest developments regarding the pandemic and have made certain assumptions regarding the pandemic for purposes of our operating, financial and tax planning projections, including assumptions regarding the duration and severity of the pandemic and the global macroeconomic impacts of the pandemic. However, we are unable to accurately predict the extent of the impact of the pandemic on our business, operations and financial condition due to the uncertainty of future developments. In particular, we believe the ultimate impacts on our business, results of operations, cash flows and financial condition will depend on, among other things, the further spread and duration of COVID-19, third party or governmental actions taken to contain its spread and mitigate its public health effects the requirements to take action to help limit the spread of the illness, the availability, safety and efficacy of a vaccine and treatments for COVID-19 and the economic impacts of the pandemic. Even in those regions where we are beginning to experience business recovery, should those regions fail to fully contain COVID-19 or suffer a COVID-19 relapse, those markets may not recover as quickly or at all, which could have a material adverse effect on our business and results of operations. The pandemic may also affect our business, operations or financial condition in a manner that is not presently known to us or that we currently do not consider to present significant risks.

In addition, the impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, which could have a material effect on us.

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Global economic conditions could have a material adverse effect on our business, operating results and financial condition.

The uncertain state of the global economy continues to impact businesses around the world. If global economic and financial market conditions further deteriorate or do not improve, the following factors could have a material adverse effect on our business, operating results and financial condition:

•	Our sales are impacted by discretionary spending by consumers. Declines in consumer spending may result in reduced demand for our products, increased inventories, reduced orders from retailers for our products, order cancellations, lower revenues, higher discounts and lower gross margins.
•	In the future, we may be unable to access financing in the credit and capital markets at reasonable rates in the event we find it desirable to do so.
•	We conduct transactions in various currencies, which creates exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar. Continued volatility in the markets and exchange rates for foreign currencies and contracts in foreign currencies could have a significant impact on our reported operating results and financial condition.
•	As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending.
•	Continued volatility in the availability and prices for commodities and raw materials we use in our products and in our supply chain (such as cotton or petroleum derivatives) could have a material adverse effect on our costs, gross margins and profitability.
•	If retailers of our products experience declining revenues or experience difficulty obtaining financing in the capital and credit markets to purchase our products, this could result in reduced orders for our products, order cancellations, late retailer payments, extended payment terms, higher accounts receivable, reduced cash flows, greater expense associated with collection efforts and increased bad debt expense.
•	If retailers of our products experience severe financial difficulty, some may become insolvent and cease business operations, which could negatively impact the sale of our products to consumers.
•	Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, including lifestyle experiences such as casino gaming, and lower spending on sexual wellness, apparel or beauty products. As a result, we cannot ensure that demand for our offerings will remain constant.

If contract manufacturers of our products or other participants in our supply chain experience difficulty obtaining financing in the capital and credit markets to purchase raw materials or to finance capital equipment and other general working capital needs, it may result in delays or non-delivery of shipments of our products.

In particular, since we derived in 2019 and 2020 and expect to continue to derive a significant portion of our revenue from China, our business development plans, results of operations and financial condition may be materially adversely affected by significant political, social and economic developments in China. A slowdown in economic growth in China, such as due to the outbreak of the COVID-19 pandemic could adversely impact our licensees in China, prospective customers, suppliers, distributors and partners of our licensees in China, which could have a material adverse effect on our results of operations and financial condition. In addition, a deterioration in trade relations between the U.S. and China or other countries, or the negative perception of U.S. brands by Chinese or other international consumers, could have a material adverse effect on our results of operations and financial condition. There is no guarantee that economic downturns, any further decrease in economic growth rates or an otherwise uncertain economic outlook in China will not persist in the future, that they will not be protracted or that governments will respond adequately to control and reverse such conditions, any of which could materially and adversely affect our business, financial condition and results of operations.

Additional Risks Related to Our Licensing and Direct-to-Consumer Businesses

We utilize various licensing and selling models in our operations, and our success is dependent on our ability to manage these different models.

In addition to the licensing model, we operate online and brick-and-mortar retail stores and we produce and sell directly to customers. Although we believe these various models could have certain benefits, these models could themselves be unsuccessful and our beliefs could turn out to be wrong. Moreover, our pursuit of these different models could divert management’s attention and other resources, including time and capital. As a result, our future success depends in part on our ability to successfully manage these multiple models. If we are unable to do so, our performance, financial condition and prospects could be materially harmed.

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Risks that impact our business as a whole may also impact the success of our direct-to-consumer, or DTC, business.

We may not successfully execute on our DTC strategy (which includes our online and brick-and-mortar retail platforms). Consumers may not be willing to pay for an expanding set of DTC products, potentially exacerbated by an economic downturn. Government regulation, including revised foreign content and ownership regulations, may impact the implementation of our DTC business plans. Poor quality broadband infrastructure in certain markets may impact our customers’ access to our DTC products and may diminish our customers’ experience with our DTC products. These and other risks may impact the profitability and success of our DTC businesses.

A new agency relationship for our consumer brands licensing business may not ultimately be successful.

We currently engage an agency to act as our global products licensing agent. In the event we need to engage a new agency to act as our global products licensing agent, the transition from the current licensing agent to a new global products licensing agent may be subject to delays, as the new global agent may lack institutional knowledge of our consumer brand licensing business, and there may be unanticipated issues arising from the new relationship and the transition. The failure of our global agent to find or maintain revenue-enhancing licensing opportunities for the business could have an adverse impact on the revenue and cash flows of our consumer business.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees and retail partners, such that the loss of a licensee or retail partner could materially decrease our revenue and cash flows.

Our licensing revenues are concentrated with a limited number of licensees and retail partners. For instance, the five largest license agreements in our consumer brands licensing business comprised 32% of consolidated revenues in year ended December 31, 2020, and the largest contributed 15% of consolidated revenues during that period. Because we are dependent on these licensees for a significant portion of our licensing revenue, if any of these licensees were to have financial difficulties affecting their ability to make payments, cease operations, or if any of these licensees decides not to renew or extend any existing agreements, or to significantly reduce its sales of licensed products under any agreement, our revenue and cash flows could be reduced substantially, which could have a material adverse effect on our financial condition, results of operations or business.

Our wholesale licensing arrangements subject us to a number of risks.

We have entered into several arrangements in connection with our licensing strategy. Although we believe our licensing arrangements may have certain benefits, these arrangements are subject to a number of risks and our beliefs could turn out to be wrong. If any of these risks occur and we do not achieve the intended or expected benefits of our licensing strategy, our results of operations, and financial condition could be materially adversely affected.

The terms of our licensing arrangements vary. These different terms could have a material impact on our performance. These effects on our performance could become increasingly significant in future periods, to the extent our new licensees gain traction over time with new retailers and consumer bases and the proportion of our royalty revenues from these licensees increases, or if we pursue similar arrangements in the future.

Additionally, in licensing arrangements, we have limited ability to control various aspects of the manufacturing process, including access to raw materials, the timing of delivery of finished products, the quality of finished products and manufacturing costs. Our licensees may not be able to produce finished products of the quality or in the quantities that are sufficient to meet retailer and consumer demand in a timely manner or at all, which could result in an inability to generate revenues from any such products and loss of confidence in our brands. Interruptions or delays in the manufacturing process can occur at any time and for a variety of reasons, many of which are outside our control, including, among others, unforecasted spikes in demand, shortages of raw materials, labor disputes, backlogs, insufficient devotion of resources to the manufacture of products bearing our brands, or problems that may arise with manufacturing operations or facilities or our licensees’ businesses generally. On the other hand, our licensees may produce inventory in excess of retailer and consumer demand, in which case over-supply may cause retail prices of products bearing our brands to decline. Further, we compete with other brand owners for the time and resources of our licensees, which could curtail or limit our ability to engage new or maintain relationships with existing licensee partners on acceptable terms or at all. Further, the unplanned loss of any of our wholesale licensees could lead to inadequate market coverage for retail sales of products bearing our brands, create negative impressions of us and our brands with retailers and consumers, and add downward pricing pressure on products bearing our brands as a result of liquidating a former wholesaler’s inventory of such products. The occurrence of any of these risks could adversely impact our reputation, performance and financial condition.

We rely on the accuracy of our licensees’ sales reports for reporting and collecting our royalty revenues, and if these reports are untimely or incorrect, our revenues could be delayed or inaccurately reported or collected.

Most of our licensing royalty revenues are generated from retailers that manufacture and sell products bearing our brands in their stores and on their websites, and from wholesalers that manufacture and distribute products bearing our brands and sell these products to retailers. In addition, we generate revenues from licensees that sell products that we have developed and designed. Under our existing agreements, our licensees pay us fees based on their sales of products or, for some of our wholesale licensees, based on their manufacturing costs. As a result, we rely on our licensees to accurately report their sales or costs in collecting our license and design fees, preparing our financial reports, projections and budgets and directing our sales and marketing efforts. Although all of our agreements permit us to audit our licensees, if any of them understate their sales or costs, we may not collect and recognize the royalty revenues to which we are entitled on a timely basis or at all, or we may endure significant expense to obtain compliance.

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The failure of licensees to adequately produce, market, import and sell products bearing Playboy’s trademarks in their license categories, continue their operations, renew their license agreements or pay their obligations under their license agreements could result in a decline in the results of operations of our business.

A significant part of our revenues depends on royalty payments made to us pursuant to license agreements. Although the license agreements for our trademarks usually require the advance payment of a portion of the license fees and, in most cases, provide for guaranteed minimum royalty payments to us, the failure of licensees to satisfy their obligations under these agreements, or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or the decision to amend such agreements to reduce the guaranteed minimum royalty payments or sales royalties due thereunder, thereby eliminating some or all of that stream of revenue.

There can be no assurances that we will not lose the licensees under our license agreements due to their failure to exercise the option to renew or extend the term of those agreements or the cessation of their business operations (as a result of their financial difficulties or otherwise) without equivalent options for replacement. Any of such failures could reduce the anticipated revenue stream to be generated by the license agreements. In addition, the failure of licensees to meet their production, manufacturing and distribution requirements, or to be able to continue to import goods (including, without limitation, as a result of labor strikes or unrest), could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimum royalty payments) due to us. Any decrease in royalties for any of the above reasons could have a material and adverse effect on our financial condition, results of operations or business.

Further, the failure of licensees and/or their third party manufacturers, which we do not control, to adhere to local laws, industry standards and practices generally accepted in the United States in areas of worker safety, worker rights of association, social compliance, and general health and welfare, could result in accidents and practices that cause disruptions or delays in production and/or substantial harm to the reputation of our trademarks, any of which could have a material adverse effect on the business and financial results of our business. A weak economy or softness in sectors of licensees of our consumer business could exacerbate this risk. This, in turn, could decrease our potential revenues and cash flows.

We rely on third parties to help operate certain aspects of our e-commerce business. If these third parties fail to perform, our business could be harmed.

We are dependent on information technology systems and third parties to operate certain of our e-commerce and subscription websites, process transactions, respond to customer inquiries and maintain cost-efficient operations. The failure of our information technology systems to operate properly or effectively, problems with transitioning to upgraded or replacement systems, or difficulty in integrating new systems, could adversely affect our business. Our information technology systems, websites, and operations of third parties on whom we rely, may encounter damage or disruption or slowdown caused by a failure to successfully upgrade systems, system failures, viruses, computer “hackers”, natural disasters, pandemics, or other causes. These could cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of products to our customers or lost sales, which could reduce demand for our products and cause our sales to decline. Any significant disruption in our information technology systems or websites could harm our reputation and credibility and could have a material adverse effect on our business, financial condition, and results of operations.

Our commercial agreements, strategic alliances, and other business relationships expose us to risks.

We provide physical, e-commerce, and omnichannel retail and other products and content to businesses through commercial agreements, strategic alliances, and business relationships. These arrangements are complex and require substantial infrastructure capacity, personnel, and other resource commitments, which may limit the amount of business we can service. We may not be able to implement, maintain, and develop the components of these commercial relationships, which may include web services, fulfillment, customer service, inventory management, tax collection, payment processing, hardware, content, and third-party software, and engaging third parties to perform services. The amount of compensation we receive under certain of our commercial agreements is partially dependent on the volume of the other company’s sales. Therefore, when the other company’s offerings are not successful, the compensation we receive may be lower than expected or the agreement may be terminated. Moreover, we may not be able to enter into additional or alternative commercial relationships and strategic alliances on favorable terms. We also may be subject to claims from businesses to which we provide these products and content if we are unsuccessful in implementing, maintaining, or developing these products and content.

As our agreements terminate, we may be unable to renew or replace these agreements on comparable terms, or at all. We may in the future enter into amendments on less favorable terms or encounter parties that have difficulty meeting their contractual obligations to us, which could adversely affect our operating results.

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Our present and future e-commerce services agreements, other commercial agreements, and strategic alliances create additional risks such as:

•	disruption of our ongoing business, including loss of management focus on existing businesses;
•	impairment of other relationships;
•	variability in revenue and income from entering into, amending, or terminating such agreements or relationships; and
•	difficulty integrating under the commercial agreements.

Our consumer business is subject to additional risks associated with our international licensees.

Many of the licensees of our consumer business are located outside the U.S. Our consumer business and our licensees face numerous risks in doing business outside the U.S., including: (i) unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements; (ii) tariffs, trade protection measures, import or export licensing requirements, trade embargoes, sanctions and other trade barriers; (iii) competition from foreign companies; (iv) longer accounts receivable collection cycles and difficulties in collecting accounts receivable; (v) less effective and less predictable protection and enforcement of intellectual property rights; (vi) changes in the political or economic condition of a specific country or region (including, without limitation, as a result of political unrest), particularly in emerging markets or jurisdictions where political events may strongly influence consumer spending; (vii) fluctuations in the value of foreign currency versus the U.S. dollar, the cost of currency exchange and compliance with exchange controls; (viii) potentially adverse tax consequences; and (ix) cultural differences in the conduct of business. Any one or more of such factors could cause the future international sales of licensees to decline. In addition, the business practices of our consumer business in international markets are subject to the requirements of the U.S. Foreign Corrupt Practices Act and all other applicable anti-bribery laws, any violation of which could subject us to significant fines, criminal sanctions and other penalties. The occurrence of any of the above risks and uncertainties could result in a material adverse effect on our consumer business’s financial condition, results of operations or business.

We are subject to product liability claims when people or property are harmed by the products we sell or manufacture.

Some of the products we sell or manufacture expose us to product liability or food safety claims relating to personal injury or illness, death, or environmental or property damage, and can require product recalls or other actions. Third parties who sell products using our platforms and stores increase our exposure to product liability claims, such as when these sellers do not have sufficient protection from such claims. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Although we impose contractual terms on sellers that are intended to prohibit sales of certain type of products, we may not be able to detect, enforce, or collect sufficient damages for breaches of such agreements. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability.

Additional Risks Related to Our Digital Subscriptions and Content Business

Free content on the internet and competition from the tube sites is increasing competition for our adult content products and is changing the dynamics of the marketplace for our adult content products.

Demand for our paid adult content products is significantly impacted by the availability of free adult entertainment available on the Internet in general and at the “YouTube-like” adult video sites that are commonly known as “tube sites.” The tube sites feature free adult videos, some of which consist of unlicensed, or pirated, excerpts of professionally produced adult movies (including at times pirated versions of our proprietary videos). The availability of these free adult videos has diminished the demand for our paid video offerings on our proprietary websites, Playboy TV and Playboy Plus, and for our other content products, and has diluted the market presence of our website. The tube sites have materially affected the revenues we generate from our website and other adult content offerings. It is uncertain what affect these tube sites and other free internet adult websites will have on our on-going operations and our future financial results. No assurance can be given that we will be able to effectively compete against the tube sites and other internet products.

Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms could adversely affect our business, financial condition or results of operations.

We currently have agreements with many of the largest MSOs in the U.S. and internationally. Our agreements with these operators may be terminated on short notice without penalty. If one or more MSOs or DTH operators terminate or do not renew these agreements, or do not renew them on terms as favorable as those of current agreements, our business, financial condition or results of operations could be materially adversely affected.

In addition, competition among television programming providers is intense for both channel space and viewer spending. Our competition varies in both the type and quality of programming offered, but consists primarily of other premium pay platforms, such as general-interest premium channels, and other adult movie pay platforms. We compete with other pay platforms as we attempt to obtain or renew carriage with DTH operators and individual cable affiliates, negotiate fee arrangements with these operators, negotiate for video-on-demand, or VOD, and subscription video-on-demand rights and market our programming through these operators to consumers. The competition with programming providers has intensified as a result of consolidation in the DTH and cable systems industries, which has resulted in fewer, but larger, operators. Competition has also intensified with VOD’s lower cost of entry for programmers compared to linear networks and with capacity constraints disappearing. The impact of industry consolidation, any decline in our access to and acceptance by DTH and/or cable systems and the possible resulting deterioration in the terms of agreements, cancellation of fee arrangements or pressure on margin splits with operators of these systems could adversely affect our business, financial condition or results of operations.

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Limits on our access to satellite transponders could adversely affect our business, financial condition or results of operations.

Our cable television and DTH operations require continued access to satellite transponders to transmit programming to cable and DTH operators. Material limitations on our access to these systems or satellite transponder capacity could materially adversely affect our business, financial condition or results of operations. Our access to transponders may also be restricted or denied if:

•	we or the satellite transponder providers are indicted or otherwise charged as a defendant in a criminal proceeding;
•	the Federal Communications Commission issues an order initiating a proceeding to revoke the satellite owner’s authorization to operate the satellite;
•	the satellite transponder providers are ordered by a court or governmental authority to deny us access to the transponder;
•	we are deemed by a governmental authority to have violated any obscenity law; or
•	the satellite transponder providers fail to provide the required services.

In addition to the above, the access of Playboy TV and the Playboy Channel and our other networks to transponders may be restricted or denied if a governmental authority commences an investigation or makes an adverse finding concerning the content of their transmissions. Technical failures may also affect our satellite transponder providers’ ability to deliver transmission services.

There has been a shift in consumer behavior as a result of technological innovations and changes in the distribution of content, which may affect our viewership and the profitability of our content business in unpredictable ways.

Technology and business models in our industry continue to evolve rapidly. Changes to these business models include the increasing presence of streaming platforms and the greater video consumption through time-delayed or time-shifted viewing of television programming through streaming platforms, on-demand platforms, and digital video recorder, or DVRs. Consumer behavior related to changes in content distribution and technological innovation affect our economic model and viewership in ways that are not entirely predictable.

Consumers are increasingly viewing content on a time-delayed or on-demand basis from traditional distributors and from streaming platforms, connected apps and websites and on a wide variety of screens, such as televisions, tablets, mobile phones and other devices. Additionally, devices that allow users to view television programs on a time-shifted basis and technologies that enable users to fast-forward or skip programming, including commercials, such as DVRs and portable digital devices and systems that enable users to store or make portable copies of content may affect the attractiveness of our offerings to advertisers and could therefore adversely affect our revenues. There is increased demand for short-form, user-generated and interactive content, which have different economic models than our traditional content offerings. Likewise, distributors are offering smaller programming packages known as “skinny bundles,” which are delivered at a lower cost than traditional offerings and sometimes allow consumers to create a customized package of networks, that are gaining popularity among consumers. If our networks are not included in these packages or consumers favor alternative offerings, we may experience a decline in viewership and ultimately the demand for our programming, which could lead to lower distribution and advertising revenues.

In order to respond to changes in content distribution models in our industry, we have invested in, developed and launched DTC products (including our online retail stores). There can be no assurance, however, that our viewers will respond to our DTC products or that our DTC strategy will be successful, particularly given the increase in DTC products on the market. Each distribution model has different risks and economic consequences for us, so the rapid evolution of consumer preferences may have an economic impact that is not completely predictable. Distribution windows are also evolving, potentially affecting revenues from other windows. If we cannot ensure that our distribution methods and content are responsive to our target audiences, our business could be adversely affected.

Our digital content business involves risks of liability claims for media content, which could adversely affect our business, financial condition or results of operations.

As a distributor of media content, we may face potential liability for:

•	defamation;
•	invasion of privacy;
•	negligence;
•	copyright or trademark infringement; and
•	other claims based on the nature and content of the materials distributed.

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These types of claims have been brought, sometimes successfully, against broadcasters, publishers, online providers and other disseminators of media content. We could also be exposed to liability in connection with material available through our websites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us. In addition, measures to reduce our exposure to liability in connection with material available through our websites could require us to take steps that would substantially limit the attractiveness of our websites and/or their availability in various geographic areas, which would negatively affect their ability to generate revenues.

Risks Related to the Ownership of Our Common Stock

The Company will be required to meet the listing requirements to be listed on the Nasdaq Stock Market. However, the Company may be unable to maintain the listing of its securities in the future.

If the Company fails to meet the continued listing requirements and Nasdaq delists its securities, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	a limited amount of news and analyst coverage for the company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company is a controlled company within the meaning of the Nasdaq rules, and, as a result, qualifies for exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. To the extent the Company utilizes any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements. The Company does not currently intend to rely on the exemptions afforded to controlled companies at this time.

So long as more than 50% of the voting power for the election of directors of the Company is held by an individual, a group or another company, the Company will qualify as a “controlled company” under Nasdaq rules. Following the completion of the Business Combination, RT-ICON Holdings LLC, together with its affiliates and its and their successors and assigns (other than the Company and its subsidiaries) (“RT”), controls a majority of the voting power of Company’s outstanding common stock. As a result, the Company is a “controlled company” under Nasdaq rules. Accordingly, the Company is exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require the Company’s board of directors to have a majority of independent directors and require that the Company either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of the Company’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. While the Company does not currently intend to rely on any of these exemptions, it will be entitled to do so for as long as the Company is considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of the Company’s common stock will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

The market price of the Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

The market price of Company’s common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•	the impact of COVID-19 pandemic on our business;
•	the inability to obtain or maintain the listing of our shares of common stock on Nasdaq;
•	the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain our key employees;
•	changes in applicable laws or regulations;
•	risks relating to the uncertainty of our projected financial information; and
•	risks related to the organic and inorganic growth of our business and the timing of expected business milestones.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of the Company’s common stock, regardless of the Company’s actual operating performance.

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If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Business Combination if:

•	We do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or
•	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Volatility in the Company’s share price could subject the Company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about the Company, or publish negative reports, the Company’s stock price and trading volume could decline.

The trading market for the Company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the Company. The Company does not have any control over these analysts. If the Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Company downgrade its common stock or change their opinion, the Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on the Company, it could lose visibility in the financial markets, which could cause the Company’s stock price or trading volume to decline.

Because the Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

The Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Company’s shares of common stock would be your sole source of gain on an investment in such shares for the foreseeable future.

We have agreed to register additional shares of our common stock currently held by certain of our stockholders, and the subsequent sale of such shares in the public market may have an adverse effect on the market price of our common stock.

In connection with the Business Combination, we agreed to file a resale registration statement under which we expect to register up to approximately 22,233,748 previously unregistered shares of our common stock held by Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, and Wenhua Zhang, shareholders of Playboy before the Business Combination and certain other securityholders. We expect to file such resale registration statement in April 2021. Once the SEC declares such resale registration statement effective, subject in certain cases to applicable contractual lock-up agreements (including any early release of a portion of the shares covered thereby), such persons will be able to sell all 22,233,748 shares of common stock in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our common stock.

Future sales of shares of the Company’s common stock may depress its stock price.

Future sales of a substantial number of the Company’s common stock in the public market, or the perception that such sales might occur, could depress the market price of the Company’s common stock and could impair its ability to raise capital through the sale of additional equity securities.

The Company is an emerging growth company, and the Company cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.

The Company is an emerging growth company, as defined in the JOBS Act. For as long as the Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Company will remain an emerging growth company until the earlier of (1) the date (a) June 9, 2025, (b) in which the Company has total annual gross revenue of at least $1.07 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of shares of the Company’s common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which the Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the Company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Even after the Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement and the Company’s periodic reports and proxy statements.

The Company cannot predict if investors will find its common stock less attractive because the Company may rely on these exemptions. If some investors find the Company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

Management’s Discussion and Analysis of Financial Condition and Operations

The information set forth in Exhibit 99.2 to this Amendment No. 1 is incorporated herein by reference.

Quantitative and Qualitative Disclosure about Market Risk

The information set forth in Exhibit 99.2 to this Amendment No. 1 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk” beginning on page 17 is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 22, 2021 by:

·	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of shares of our common stock;

·	each of the executive officers and directors of the Company; and

·	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of our common stock is based on 33,560,980 shares of our common stock issued and outstanding as of March 22, 2021.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by them.

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Name and Address of Beneficial Owners(1)	Number of Shares of Company Common Stock	%
5% Holders
RT-ICON Holdings LLC(2)	17,101,047	51.0%
Drawbridge Special Opportunities Fund LP(3)	3,625,202	10.8%
Named Executive Officers and Directors
Ben Kohn(4)	998,322	2.9%
Lance Barton	—	*
Chris Riley(5)	134,570	*
Suhail Rizvi(2)(6)	17,101,047	51.0%
Suying Liu(7)	695,295	2.1%
Tracey Edmonds	—	—
James Yaffe	—	—
All Named Executive Officers and Directors of the Company as a group (7 individuals)	19,068,844	55.5%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 10960 Wilshire Blvd., Suite 2200, Los Angeles California 90024.

(2)	RTM-ICON LLC, or RTM-ICON, is the manager of RT-ICON. Rizvi Traverse, is the sole member of RTM-ICON. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by RT-ICON, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The beneficial ownership also includes 100,000 shares of common stock acquired by RT PE Investment in the PIPE Investment. RTM-ICON is the manager of RT PE Investment and, accordingly, each of RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of common stock beneficially owned by RT PE Investment, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Additionally, Mr. Rizvi, Chairman of the Company, and Mr. Kohn, Director and CEO of the Company, indirectly hold all of the pecuniary interests in RT PE Investment. The address of each of RT-ICON, RT PE Investment, RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni is c/o Rizvi Traverse Management, LLC, 260 East Brown Street, Suite 380, Birmingham, MI 48009.

(3)	Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of Drawbridge Special Opportunities Fund, LP, a Delaware limited partnership (“DBSO”), and DBSO’s general partner is Drawbridge Special Opportunities GP LLC, a Delaware limited liability company (“DBSO GP”). FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of DBSO Advisors. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the owner of all of the outstanding membership interests in FPI IV and the Class A member of FIG LLC. FIG Corp., a Delaware Corporation (“FIG Corp”), is the general partner of FOE I. Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), is the holder of all of the issued and outstanding shares of FIG Corp. DBSO holds and beneficially owns these shares of common stock, and on the basis of the relationships described in this footnote, each of the other forgoing persons may be deemed to beneficially own the shares of common stock held by DBSO. As the Co-Chief Investment Officers of DBSO Advisors and DBSO GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares of common stock held by DBSO, but each of them disclaims beneficial ownership thereof.

(4)	Consists of 948,322 shares of common stock that Mr. Kohn has the right to acquire within 60 days of March 22, 2021 through the exercise of options, and 50,000 shares beneficially owned by RT PE Investment LLC, or RT PE Investment, following the PIPE Investment. Does not include shares beneficially owned by RT-ICON Holdings LLC, or RT-ICON, of which Mr. Kohn may have an indirect pecuniary interest of less than 1% as a result of non-controlling equity interests held by Mr. Kohn in affiliates of Rizvi Traverse Management, LLC, or Rizvi Traverse, 1,082,950 shares issuable upon the settlement of RSUs that will occur more than 60 days from the Closing, or 965,944 shares of common stock that Mr. Kohn has the right to acquire through the exercise of options that will vest more than 60 days from the Closing.

(5)	Consists of shares of common stock that Mr. Chris Riley has the right to acquire within 60 days of March 22, 2021 through the exercise of options. Does not include 5,233 shares issuable upon the settlement of RSUs that will occur more than 60 days from the Closing.

(6)	Mr. Rizvi, a member of the Company’s Board, is a manager of Rizvi Traverse. Mr. Rizvi disclaims beneficial ownership of all shares held by RT-ICON referred to in footnote (2) above, except to the extent of any pecuniary interest therein.

(7)	Includes (i) 365,725 shares of common stock, (ii) 163,245 shares of common stock underlying Private Units, (iii) 16,324 shares of common stock issued as a result of the automatic conversion of MCAC Rights (as defined in the Merger Agreement) upon the consummation of the Business Combination, and (iv) 150,000 shares of common stock beneficially owned by Sunlight Global Investment LLC (“Sunlight Global”), of which Mr. Dong Liu is the sole Managing Member and has sole voting and dispositive power over these shares. Dr. Suying Liu is a member of Sunlight Global and disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. Except for the proceedings below, we are not currently a party to any other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

On October 15, 2018, Playboy filed a lawsuit in Los Angeles Superior Court (the “Court”) against its insurer, Indian Harbor Insurance Company (“Indian Harbor”), captioned Playboy Enterprises, Inc. v. Indian Harbor Insurance Company, for breach of contract and breach of the covenant of good faith and fair dealing, and seeking declaratory relief, after Indian Harbor threatened to sue Playboy on an alleged theory of lack of coverage after Indian Harbor paid approximately $4.8 million towards the settlement of claims against Playboy made by Elliot Friedman. Among other things, we are seeking declaratory relief that the underlying claims asserted against Playboy are covered claims under Playboy’s insurance policies with Indian Harbor. On December 14, 2018, Indian Harbor filed its answer to the complaint and filed counterclaims against Playboy for declaratory relief that it has no obligation to provide coverage for the underlying claims and that it is entitled to recoup the amounts it paid in the settlement, with interest. Indian Harbor filed a motion for summary judgment, seeking, among other things, summary adjudication that (1) the insurance policy does not provide coverage because the underlying claim was allegedly first made before the policy period of the policy and (2) that Indian Harbor does not have to provide coverage because Playboy allegedly failed to provide timely notice of the claim. On September 9, 2020, the Court denied Indian Harbor’s motion, in part, ruling as a matter of law that Playboy had properly reported the underlying claim under the correct policy; but granted the motion as to Playboy’s breach of contract and bad faith claims because Indian Harbor ultimately funded the settlement.  Given the Court’s order interpreting the policy and timing of the underlying claim in Playboy’s favor, the parties have agreed to enter into a stipulated judgment in Playboy’s favor to advance the issues for appeal, with Indian Harbor intending to appeal the Court’s decision as to when the underlying claim was first made. We intend to continue to prosecute our claims in this matter and vigorously defend ourselves against Indian Harbor’s counterclaims on appeal.

On January 19, 2021, Lathario Scott filed a purported class action lawsuit against Playboy in Los Angeles Superior Court. Scott alleges that Playboy used software to track his and purported class members’ electronic communications on Playboy’s website (http://www.playboy.com/), including their mouse movements and clicks, information inputted into the site and content viewed on the site, and that such actions violated the Florida Security of Communications Act. Scott seeks to certify a class of persons residing in the State of Florida who visited Playboy’s website and whose electronic communications were tracked without their consent. Plaintiff seeks declaratory and injunctive relief, as well as compensatory, statutory and other damages. On March 18, 2021, the case was removed to the United States District Court for the Central District of California. We believe such claims are without merit and we intend to defend Playboy and the Company vigorously in this matter.

In March 2020, Playboy terminated its license agreement with a licensee, AVS Products, LLC (“AVS”), for AVS’s failure to make required payments to Playboy under the agreement, following notice of breach and an opportunity to cure. AVS manufactured and sold sexual performance enhancement supplements using the PLAYBOY brand. On February 6, 2021, Playboy received a letter from counsel to AVS alleging that the termination of the contract was improper, and that Playboy failed to meet its contractual obligations, preventing AVS from fulfilling its obligations under the license agreement. AVS contends the value of its business has been diminished as a result of the alleged improper termination. Playboy believes the claims are without merit and, if a claim is brought, will defend itself vigorously in this matter. On February 25, 2021, Playboy brought suit against AVS in Los Angeles Superior Court to prevent further unauthorized sales of PLAYBOY branded products and for disgorgement of unlawfully obtained funds.  On March 1, 2021, Playboy also brought a claim in arbitration against AVS for outstanding and unpaid license fees.  To date, AVS has not asserted any counterclaims.

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Financial Statements, Supplementary Data and Exhibits

The information set forth in the sections (a) and (d) of Item 9.01 of this Amendment No. 1 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The audited financial statements of Playboy and its subsidiaries as of and for the year ended December 31, 2020 and 2019 are filed herewith as Exhibit 99.1 and incorporated by reference herein.

The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playboy for the year ended December 31, 2020 is filed herewith as Exhibit 99.2 and incorporated by reference herein.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp, MCAC Merger Sub Inc., Suying Liu and Playboy Enterprises, Inc. (incorporated by reference to Annex A to MCAC’s Preliminary Proxy Statement file with the SEC on November 9, 2020).
3.1*	Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc.
3.2*	Amended and Restated Bylaws of PLBY Group, Inc.
10.1	Form of Subscription Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.2	Form of Registration Rights Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.2 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.3	Form of Support Agreement, dated as of September 30, 2020, by and among Playboy Enterprises, Inc., officers and directors of Mountain Crest Acquisition Corp, Sunlight Global Investment LLC, Suying Liu and Dong Liu (incorporated by reference to Exhibit 10.3 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.4*	Amended and Restated Registration Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, Wenhua Zhang, RT-ICON Holdings LLC, and each of the other shareholders of Playboy Enterprises, Inc. whose names are listed on Exhibit A thereto.
10.5*	Investor Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc. and RT-ICON Holdings LLC.
10.6	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.6 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.7*	Director Voting Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., RT-ICON Holdings LLC and Drawbridge Special Opportunities Fund LP.
10.8*	PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan.
10.9*	Credit Agreement, dated as of June 24, 2014, by and among Products Licensing LLC, DBD Credit Funding LLC, administrative agent, and the lenders party thereto.
10.10*	First Amendment to the Credit Agreement, dated as of June 7, 2016, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.11*	Second Amendment to the Credit Agreement, dated as of August 29, 2016, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.12*	Third Amendment to the Credit Agreement, dated as of July 20, 2017, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.

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10.13*	Fourth Amendment to the Credit Agreement, dated as of April 12, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.14*	Fifth Amendment to the Credit Agreement, dated as of June 14, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.15*	Sixth Amendment to the Credit Agreement, dated as of August 13, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.16*	Seventh Amendment and Joinder to the Credit Agreement, dated as of December 24, 2018, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.17*	Eighth Amendment to the Credit Agreement, dated as of March 15, 2019, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.18*	Ninth Amendment and Joinder to the Credit Agreement, dated as of December 31, 2019, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.19*	Tenth Amendment to the Credit Agreement, dated as of March 27, 2020, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC, Yandy Enterprises LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.20*	Eleventh Amendment to the Credit Agreement and Waiver, dated as of January 4, 2021, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC, Yandy Enterprises LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.21*	Commercial-Industrial Triple Net Lease, dated as of August 26, 2020, by and between Yandy Enterprises, LLC and 67 VB Owner, LP.
10.22*†	Offer Letter, dated as of December 20, 2012, by and between Playboy Enterprises, Inc. and David Israel, as amended on February 8, 2021.
10.23*†	Employment Agreement, dated as of January 31, 2021, by and between Playboy Enterprises, Inc. and Ben Kohn (as assumed by PLBY Group, Inc.).
10.24*†	Employment Agreement, dated as of February 10, 2021, by and between Playboy Enterprises, Inc. and Chris Riley (as assumed by PLBY Group, Inc.).
10.25*†	Offer Letter, dated as of January 23, 2021, by and between Playboy Enterprises, Inc. and Florus Beuting, as amended on February 8, 2021.
10.26*†	Form of Indemnification Agreement, by and between PLBY Group, Inc. and each of its directors and executive officers.
10.27*†	PLBY Group, Inc. Non-Employee Director Compensation Policy, effective February 10, 2021.
10.28*+	Product License Agreement, effective as of December 6, 2019, by and between Playboy Enterprises International, Inc. and New Handong Investment (Guangdong) Co., Ltd.
10.29*+	First Amendment, effective as of June 18, 2020, to the Product License Agreement, effective as of December 6, 2019, by and between Playboy Enterprises International, Inc. and New Handong Investment (Guangdong) Co., Ltd.
10.30*	Consent to Merger Transaction and Wavier to Credit Agreement, dated as of December 31, 2020, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., and Yandy Enterprises LLC (f/k/a Y Acquisition Co. LLC), DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.
10.31*†	Employment Agreement, dated February 11, 2021, between PLBY Group, Inc. and Lance Barton.
10.32*†	Form of Option/RSU Acknowledgement and Lock-up Agreement.
10.33*†	Playboy Enterprises, Inc. 2018 Equity Incentive Plan.
10.34*†	Form of Stock Option Award Agreement under Playboy Enterprises, Inc. 2018 Equity Incentive Plan.
14.1*	Code of Conduct and Ethics, adopted by PLBY Group, Inc.’s board of directors on February 10, 2021.
21.1*	List of subsidiaries of PLBY Group, Inc.

31

99.1**	Audited financial statements of Playboy Enterprises, Inc. as of and for the year ended December 31, 2020 and 2019.
99.2**	Management’s Discussion and Analysis of Financial Condition and Results of Operations for Playboy for the year ended December 31, 2020.

*	Filed under the same exhibit number as an exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on February 16, 2021 and incorporated herein by reference.
**	Filed herewith.
†	Management contract or compensation plan or arrangement.
+	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish to the SEC a copy of any omitted portions of the exhibit upon request.

32

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2021	PLBY GROUP, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary

33

Exhibit 99.1

Playboy Enterprises, Inc.

Index to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Page
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	2

Financial Statements:
Consolidated Statements of Operations	3
Consolidated Balance Sheets	4
Consolidated Statements of Stockholders’ Equity	5
Consolidated Statements of Cash Flows	6
Notes to the Consolidated Financial Statements	7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Playboy Enterprises, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Playboy Enterprises, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations, stockholders’ equity and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs LLP

We have served as the Company’s auditor since 2015.

El Segundo, California

March 31, 2021

Playboy Enterprises, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Net revenues	$147,662	$78,110

Costs and expenses:
Cost of sales	(73,180)	(37,742)
Selling and administrative expenses	(59,863)	(45,399)
Related-party expenses	(1,007)	(1,005)
Total costs and expenses	(134,050)	(84,146)

Operating income (loss)	13,612	(6,036)

Nonoperating income (expense):
Investment income	30	225
Interest expense	(13,463)	(14,225)
Gain from settlement of convertible promissory note	1,454	—
Gain from bargain purchase	—	1,483
Other, net	168	(173)
Total nonoperating expense	(11,811)	(12,690)

Income (loss) before provision for income taxes	1,801	(18,726)
Provision for income taxes	(7,072)	(4,850)

Net loss	(5,271)	(23,576)
Net loss attributable to redeemable noncontrolling interest	—	—
Net loss attributable to Playboy Enterprises, Inc.	$(5,271)	$(23,576)

Net loss per share, basic and diluted	$(1.33)	$(6.12)

Weighted-average shares used in computing net loss per share, basic and diluted	3,961,996	3,854,256

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$13,430	$27,744
Restricted cash	2,130	963
Receivables, net of allowance for doubtful accounts of $233 and $302, respectively	6,601	6,153
Inventories, net	11,788	11,750
Stock receivable	4,445	—
Prepaid expenses and other current assets	8,822	7,224

Total current assets	47,216	53,834
Property and equipment, net	5,203	5,932
Trademarks and trade name	336,655	335,934
Goodwill	504	504
Other intangible assets, net	2,377	3,052
Contract assets, net of current portion	7,159	7,391
Other noncurrent assets	13,013	12,004

Total assets	$412,127	$418,651

Liabilities AND stockholders’ EQUITY
Current liabilities:
Accounts payable	$8,678	$7,859
Payables to related parties	—	5
Accrued salaries, wages, and employee benefits	4,870	4,603
Deferred revenues, current portion	11,159	9,857
Long-term debt, current portion	4,470	3,182
Convertible promissory notes	6,230	13,500
Other current liabilities and accrued expenses	18,556	22,143

Total current liabilities	53,963	61,149
Deferred revenues, net of current portion	43,792	41,734
Long-term debt, net of current portion	154,230	157,810
Deferred tax liabilities, net	74,909	72,288
Other noncurrent liabilities	2,422	576

Total liabilities	329,316	333,557

Commitments and contingencies (Note 16)

Redeemable noncontrolling interest	(208)	(208)

Stockholders’ equity(1):
Common stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2020 and 2019; 4,846,032 shares issued and 3,681,185 shares outstanding at December 31, 2020 and 2019	36	36
Treasury stock, at cost: 1,164,847 shares at December 31, 2020 and 2019	(23,453)	(23,453)
Additional paid-in capital	184,452	181,464
Accumulated deficit	(78,016)	(72,745)

Total stockholders’ equity	83,019	85,302

Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$412,127	$418,651

 _______

(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock
	Shares	Amount	Treasury Stock(1)	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2018	3,681,185	$36	$(38,455)	$189,098	$(58,859)	$91,820
Adoption of ASC 606	—	—	—	—	9,690	9,690
Retirement of treasury stock	—	—	15,002	(15,002)	—	—
Stock-based compensation expense and vesting of restricted stock units	—	—	—	7,368	—	7,368
Net loss	—	—	—	—	(23,576)	(23,576)
Balance at December 31, 2019	3,681,185	$36	$(23,453)	$181,464	$(72,745)	$85,302
Stock-based compensation expense and vesting of restricted stock units	—	—	—	2,988	—	2,988
Net loss	—	—	—	—	(5,271)	(5,271)
Balance at December 31, 2020	3,681,185	$36	$(23,453)	$184,452	$(78,016)	$83,019

______

(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
cash flows from Operating activities
Net loss	$(5,271)	$(23,576)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	1,583	1,989
Stock-based compensation	2,988	7,368
Fair value measurement of PSARs liability	858	—
Gain from settlement of convertible promissory note	(1,454)	—
Gain from bargain purchase	—	(1,483)
Amortization of other intangible assets	675	1,104
Increase (decrease) in deferred income taxes	2,621	(438)
(Increase) decrease in licensed programming costs	5	(411)
Increase in inventory reserve	171	102
Other	142	129
Changes in operating assets and liabilities:
Receivables	(449)	2,224
Inventories	(209)	(71)
Contract assets	(330)	357
Prepaid expenses and other assets	(1,242)	(3,394)
Trademarks and trade name	(721)	(556)
Accounts payable	423	290
Payable to related party	(5)	(3,256)
Accrued salaries, wages, and employee benefits	267	(108)
Deferred revenues	3,360	22,299
Other liabilities and accrued expenses	(2,599)	2,519
Net cash provided by operating activities	813	5,088

cash flows from Investing activities
Purchases of property and equipment	(884)	(4,225)
Stock receivable	(4,445)	—
Acquisition of Yandy, LLC, net of cash acquired	—	(12,786)
Other investing activities	(141)	24
Net cash used in investing activities	(5,470)	(16,987)

cash flows from Financing activities
Net proceeds from issuance of long-term debt	—	11,760
Repayment of long-term debt	(2,315)	(5,627)
Repayment of convertible promissory note	(5,816)	—
Payment of deferred offering costs	(262)	—
Payment of financing costs	(97)	(72)
Net cash (used in) provided by financing activities	(8,490)	6,061
Net decrease in cash and cash equivalents and restricted cash	(13,147)	(5,838)
Balance, beginning of year	28,707	34,545
Balance, end of year	$15,560	$28,707

Cash and cash equivalents and restricted cash consist of:
Cash and cash equivalents	$13,430	$27,744
Restricted cash	2,130	963
Total	$15,560	$28,707

Supplemental disclosureS of cash flow information
Cash paid for income taxes	$4,896	$5,837
Cash paid for interest	$13,559	$11,831

NONCASH FINANCING ACTIVITIES
Deferred offering costs in accounts payable	$396	$—
Retirement of treasury stock(1)	$—	$15,002

_____

(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

1.	Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Playboy Enterprises, Inc., (“PEI” or “Playboy” or the “Company”), together with its subsidiaries through which it conducts business, is a global consumer lifestyle company marketing the Playboy brand through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment.

The Company has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Refer to Note 20, Segments.

Merger Agreement

On September 30, 2020, Playboy entered into an agreement and plan of merger (“Merger Agreement”), with Mountain Crest Acquisition Corp., a publicly-traded special purpose acquisition company incorporated in Delaware (“MCAC”), MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Playboy (the “Merger”) with Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC agreed to acquire all of the outstanding shares of Playboy common stock for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Playboy net debt. The Merger was subject to certain closing conditions, including stockholder approval, no material adverse effects with respect to Playboy, and MCAC capital requirements.

Playboy’s options and restricted stock units (“RSUs”) that were outstanding as of immediately prior to the closing of the Business Combination were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of MCAC’s common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and subsequently paid, in settlement, in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

In connection with the execution of the Merger Agreement, Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”). Refer to Note 7, Stock Receivable.

On February 10, 2021, the Business Combination was consummated, and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” Refer to Note 22, Subsequent Events.

The Business Combination will be accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Playboy will be treated as the accounting acquirer. This determination was primarily based on Playboy having a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post- combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Playboy.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Basis of Presentation

The financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States, (“GAAP”).

In these notes, references to the “Company,” “we,” “us,” and “our,” refer to PEI and its subsidiaries.

Prior Period Reclassifications

The Company has reclassified certain prior fiscal year amounts in the accompanying consolidated financial statements to be consistent with the current fiscal year presentation.

Principles of Consolidation

The consolidated financial statements include our accounts and all majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

We regularly assess these estimates, including but not limited to, valuation of the Company’s trademarks and trade name; the recoverability of editorial inventory; newsstand sales of the Company’s publications, pay-per-view and video-on-demand buys, and monthly subscriptions to the Company’s television and digital content; the adequacy of reserves associated with accounts receivable and inventory; unredeemed gift cards and store credits; and stock-based compensation expense including the determination of the fair value of our stock. We base these estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and such differences could be material to the financial position and results of operations.

Business Combinations

We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Concentrations of Business and Credit Risk

At various times throughout the year, the Company maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses in such accounts and does not believe that there is any credit risk to its cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold and/or licensed. The Company has a licensee that accounted for approximately 15% and 40% of its total net revenues for the years ended December 31, 2020 and 2019, respectively. The decrease in concentration is due to revenues from the acquisition of Yandy, LLC (“Yandy”) for the year ended December 31, 2020.

Cash Equivalents

Cash equivalents are temporary cash investments with an original maturity of three months or less at the date of purchase and are stated at cost, which approximates fair value.

Restricted Cash

At December 31, 2020 and 2019, restricted cash was primarily related to a cash collateralized letter of credit we maintained in connection with the lease of our Los Angeles headquarters.

Accounts Receivable, Net

Trade receivables are reported at their outstanding unpaid balances, less allowances for doubtful accounts. The allowances for doubtful accounts are increased by the recognition of bad debt expense and decreased by charge-offs (net of recoveries) or by reversals to income. We perform periodic evaluations of the adequacy of the allowances based on our past loss experiences and adverse situations that may affect a customer’s ability to pay. A receivable balance is written off when we deem the balance to be uncollectible. The allowance for doubtful accounts was $0.2 million and $0.3 million at December 31, 2020 and 2019, respectively.

Inventories

Inventories consist primarily of finished goods and are stated at the lower of cost (specific cost) and net realizable value. Cost is determined on a first-in, first-out basis.

Deferred Offering Costs

Legal, accounting and other costs incurred in connection with the Business Combination with MCAC are capitalized as deferred offering costs in “other noncurrent assets” on the consolidated balance sheet and will be reclassified to equity upon the closing of the Business Combination. Capitalized deferred offering costs were $0.7 million at December 31, 2020.

Licensed Programming and Digital Content Costs

The Company licenses content for programming on Playboy Television. The license costs are capitalized and reflected in “prepaid expenses and other current assets” on our consolidated balance sheets. Licensed programming costs are amortized over a two-year period, representing the estimated period of use, with 50% of the cost amortized when the program is initially aired as we typically expect more upfront viewing, and the remaining balance over two years. Amortization of licensed programming costs is recorded in “cost of sales” on our consolidated statements of operations. The Company reviews factors impacting the amortization of the licensed programming costs on an ongoing basis.

We conduct impairment testing on programming costs whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted- undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to recorded value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Digital content expenditures related to the Company’s online content platforms are expensed when the content is published.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, except for assets acquired in connection with our business combinations, which are reflected at fair value at the date of combination. Costs incurred for computer software developed or obtained for internal use are capitalized for application development activities and are immediately expensed for preliminary project activities or post-implementation activities. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. The useful life for furniture and equipment ranges from three to ten years, and software from two to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of the related leases. The amortization of leasehold improvements is included in depreciation expense. Repair and maintenance costs are expensed as incurred and major betterments are capitalized. Sales and retirements of property and equipment are recorded by removing the related cost and accumulated depreciation from the accounts, after which any related gains or losses are recognized.

Intangible Assets

Indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of Playboy-branded trademarks and a trade name.

Definite-lived intangible assets include distribution agreements, photo and magazine archives, licensing agreements, and a customer list, which we recognized in connection with our business combinations. Because these assets were recognized as identifiable intangible assets in connection with our previous business combinations, the Company does not incur costs to renew or extend their terms. All of our definite-lived intangible assets are amortized using the straight-line method over their useful lives.

Impairment of Long-Lived Assets

We perform annual impairment tests on goodwill and intangible assets with indefinite lives in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit or an intangible asset with an indefinite life below its carrying value. We may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, an impairment test is unnecessary. If an impairment test is necessary, we will estimate the fair value of our related reporting unit. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is determined to be impaired, and the Company will proceed with recording an impairment charge equal to the excess of the carrying value over the related fair value.

We perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived asset is impaired. If we determine it is more likely than not that the indefinite-lived intangible assets are not impaired, a quantitative test is not necessary. If a quantitative test is required, we will estimate the fair value of the indefinite-lived intangible assets. We recognize an impairment charge based on the excess of the carrying value over the fair value of the indefinite-lived intangible asset.

Based on our annual impairment tests, we determined there were no impairment charges to goodwill and our indefinite-lived assets to be recognized during the years ended December 31, 2020 and 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

We conduct impairment testing on long-lived assets, or asset groups, including definite-lived tangible and intangible assets, when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to carrying value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.

Leases

We categorize leases at their inception as either operating or capital. In the ordinary course of business, we entered into noncancelable operating leases for office space. We recognize lease costs on a straight-line basis and treat lease incentives as a reduction of rent expense over the term of the agreement. The differences between cash rent payments and rent expense are recorded as deferred rent liabilities.

Treasury Stock

Treasury stock is stated at cost.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update, (“ASU”), No. 2014-09, Revenue from Contracts with Customers, (“Topic 606”), which we adopted as of January 1, 2019 on a modified retrospective basis. We recognize revenue when we transfer promised goods or services in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. In applying the Topic 606 framework, the Company must apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, the Company does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. Additionally, Topic 606 provides specific guidance for revenue contracts with licenses of intellectual property, (“IP”). The Company evaluates the nature of the license as to whether it provides a right to access or right to use the IP, which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.

Trademark Licensing

The Company licenses trademarks under multi-year arrangements with consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, the Company generally receives an annual nonrefundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Annual minimum guarantee amounts are billed quarterly, semi-annually, or annually in advance and these payments do not include a significant financing component. Earned royalties in excess of the minimum guarantee, (“Excess Royalties”), are payable quarterly. The performance obligation is a license of symbolic IP that provides the customer with a right to access the IP, which represents a stand-ready obligation that is satisfied over time. The Company recognizes revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned. As the sales reports from licensees are typically not received until after the close of the reporting period, the Company follows the variable consideration framework and constraint guidance to estimate the underlying sales volume to recognize Excess Royalties based on historical experience and general economic trends. Historical adjustments to recorded estimates have not been material.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Consumer Products

The Company generates revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through its website and similar channels, principally as a result of its acquisition of Yandy on December 31, 2019. The Company recognizes revenue upon delivery of the purchased good to the buyer as its performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. Revenue is recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.

A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by the Company or through the third-party seller’s fulfillment services. The Company’s shoe sales are fulfilled through drop-ship arrangements, where the vendor will ship directly to our customers. In these arrangements, the Company is primarily responsible for fulfilling the promise to customers and generally bears the inventory risk, including risk of returned product, and typically has discretion in establishing pricing. We are the principal in these transactions, and we recognize gross revenue from product sales upon delivery of the products to end-customers. The Company recognizes the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.

The Company charges shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, the Company accounts for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of PlayboyPlus.com and Playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. The Company receives fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

The Company licenses its programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute the Company’s programming under the terms of affiliation agreements. The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and, (ii) licenses to the Company’s functional IP that are provided over the contract term that provide the operators the right to use our content library as it exists at a point in time. For both performance obligations, the Company’s IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly, and revenue is recognized as earned. The amount of royalties due to the Company is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period. In these cases, the Company follows the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. We offer sales incentives through various programs, consisting primarily of co-op marketing. We record advertising with customers as a reduction to revenue unless we receive a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case we record it as a marketing expense.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable when we have an unconditional right to consideration which will become due solely due to the passage of time. The Company records a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. The Company records a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection. For long-term noncancelable contracts whereby we have begun satisfying the performance obligation, the Company will record contract assets for the unbilled consideration which is contingent upon our future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.

Unredeemed Site Credits

Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer, or when the likelihood of the site credit being redeemed by the customer is remote (breakage). As of December 31, 2020, breakage is recognized for site credits that are aged at least two years.

Practical Expedients

Payment terms and conditions vary by contract type; however, the Company’s terms generally include a requirement of payment within 30 days if not paid in advance. We elected the practical expedient to not assess whether a significant financing component exists if the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, the Company has applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Sales Taxes

Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in our consolidated statements of operations.

Cost of Sales

Cost of sales primarily consist of merchandise costs, warehousing, personnel and editorial content costs for Playboy magazine, websites, and Playboy Television, agency fees, branding events and paper, printing, postage and freight costs associated with Playboy magazine, fulfillment activities, and freight-in.

Selling and Administrative

Selling and administrative expenses primarily consist of rent, personnel-related costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities, insurance and management fees. Selling and administrative costs are expensed as incurred.

Advertising Costs

We expense advertising costs as incurred. Advertising expense was $10.4 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively. The consolidation of Yandy’s operations resulted in an increase in advertising expense in 2020. The Company also has various arrangements with customers pursuant to which the Company reimburses them for a portion of their advertising costs in the form of co-op marketing which provide advertising benefits to the Company. The costs that the Company incurs for such advertising costs are recorded as a reduction of revenue.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized ratably in earnings, generally over the period during which the recipient is required to provide service. We adjust compensation expense based on actual forfeitures as necessary.

Our stock options vest ratably over the contractual vesting period and the fair value of our awards is estimated on the date of grant using a Black-Scholes option-pricing model. Our restricted stock units vest ratably over the contractual vesting period and the fair value of our awards is estimated on the date of grant as the underlying value of the award. Awards with graded vesting features are recognized over the requisite service period for the entire award. The determination of the grant date fair value of stock awards issued is affected by a number of variables and subjective assumptions, including (i) the fair value of our common stock, (ii) the expected common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, (v) the exercise price, and (vi) the expected dividend yield of our common stock.

Our phantom stock appreciation rights (“PSARs”) entitle the holder to receive cash determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Yandy’s common stock units over the base price on the final vesting date of the awards. As the PSARs are cash-settled awards, they are recorded as a liability at fair value and remeasured each reporting period until settlement at the end of their four-year vesting term. The fair value of the awards is estimated using a combination of a market approach based on guideline companies and an income approach based on discounted cash flows to determine the enterprise value of Yandy.

Foreign Currency Transactions

Transaction gains and losses that arise from foreign exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are reflected in “other, net” on our consolidated statements of operations and were immaterial for all periods presented.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not recognition threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carryforward periods, and tax planning alternatives.

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company has an identified uncertain tax position of $0.6 million as of December 31, 2014, related to foreign withholding tax associated with royalty income received from a licensee. No additional uncertain tax position has been identified in 2020 and 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ deficit that, under GAAP, are excluded from net loss. The Company has no items of other comprehensive loss. As such, net loss equals comprehensive loss, and a consolidated statement of comprehensive loss is not required.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to Playboy Enterprises, Inc. stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which we report net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recently Adopted Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board, (“FASB”), issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) (“ASU 2017-04”), effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. We adopted ASU 2017-04 on January 1, 2020, and the adoption of the standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. This standard is effective for all entities for fiscal years beginning after December 15, 2019, with early adoption permitted. We adopted ASU 2018-13 on January 1, 2020, and the adoption of the standard did not have a material impact on our consolidated financial statements.

Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. The Company is currently assessing the impact of this standard on its consolidated financial statements. The Company expects to record a material right-of-use asset and lease liability in connection with adopting this standard as of January 1, 2022.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825 Financial Instruments, (“ASU 2019-04”), which is a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. ASU 2019-04 will be effective for interim and annual periods beginning after December 15, 2022 (January 1, 2023 for the Company). Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes (Topic 740), (“ASU 2019-12”), which simplifies income tax accounting in various areas including, but not limited to, the accounting for hybrid tax regimes, tax implications related to business combinations, and interim period accounting for enacted changes in tax law, along with some codification improvements. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.

2.	Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 inputs: Based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 inputs: Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 inputs: Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

For cash equivalents, receivables and certain other current assets and liabilities, the amounts reported approximate fair value due to their short-term nature. For debt, the Company believes that the amounts reported approximate fair value based upon the recent refinancing of its debt in December 2019. Refer to Note 12, Debt, for additional disclosures about the Company’s debt. The following table summarizes the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
PSARs liability	$—	$—	$858	$858
Total liabilities	$—	$—	$858	$858

The Company had no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.

The PSARs liability is remeasured to its fair value each reporting period until its settlement at the end of the four-year vesting period with changes in fair value recorded in “selling and administrative expenses” in the consolidated statement of operations. The fair value of the PSARs is based on the fair value of one unit of Yandy’s equity which was estimated using a combination of market and income approaches to determine the enterprise value, weighting each approach and applying a discount for lack of marketability. The fair value of each PSAR was estimated based on a Black-Scholes model using the fair value per unit of Yandy’s equity of $50.46 as an input as well as the following: (i) base price of $13.00; (ii) volatility of 29.30%; (iii) expected term of 3 years; and (iv) risk-free rate of 0.17%. The assumptions used to estimate the liability are based on estimates and any change in such assumptions could increase or decrease the liability by a material amount. The following table summarizes the change in the fair value of the PSARs liability for the year ended December 31, 2020 (in thousands):

December 31, 2020
Beginning balance	$—
Issuance	858
Ending balance	$858

3.	Revenue Recognition

We adopted Topic 606 using the modified retrospective method. The cumulative effect of applying the new guidance to all contracts with customers that were not completed as of January 1, 2019 was recorded as an adjustment to accumulated deficit as of the adoption date. We elected the practical expedient to aggregate the effect of all contract modifications that occurred before the adoption date. The change in revenue recognition upon adoption of Topic 606 resulted in a decrease in the accumulated deficit balance of $9.7 million on January 1, 2019.

Contract Balances

The Company’s contract assets relate to the Trademark Licensing revenue stream where arrangements are typically long-term and noncancelable. Contract assets are reclassified to accounts receivable when the right to bill becomes unconditional. The Company’s contract liabilities consist of billings or payments received in advance of revenue recognition and are recognized as revenue when transfer of control to customers has occurred. Contract assets and contract liabilities are netted on a contract-by-contract basis. Contract assets were $8.3 million and $8.0 million as of December 31, 2020 and 2019, respectively. Contract liabilities were $55.1 million and $51.6 million as of December 31, 2020 and 2019, respectively. The changes in such contract balances during the year ended December 31, 2020 primarily relate to (i) $55.8 million of revenues recognized that were included in gross contract liabilities at December 31, 2019, (ii) $4.5 million increase in contract liabilities due to cash received in advance or consideration to which we are entitled remaining in the net contract liability balance at period end, (iii) $54.7 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional and (iv) $0.3 million decrease in contract liabilities due to contract modifications.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Contract assets were $8.0 million and $8.4 million as of December 31, 2019 and January 1, 2019, respectively. Contract liabilities were $51.6 million and $28.7 million as of December 31, 2019 and January 1, 2019, respectively. The changes in such contract balances during the year ended December 31, 2019 primarily relate to (i) $47.3 million of revenues recognized that were included in gross contract liabilities at January 1, 2019, (ii) $4.3 million increase in contract liabilities due to cash received in advance and not recognized as revenue, (iii) $0.6 million increase in contract liabilities due to the acquisition of Yandy, (see Note 4, Business Combination) and (iv) $65.7 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional.

Future Performance Obligations

As of December 31, 2020, unrecognized revenue attributable to unsatisfied and partially unsatisfied performance obligations under our long-term contracts was $421.4 million of which $415.6 million relates to Trademark Licensing, $4.6 million relates to Magazine and Digital Subscriptions, and $1.2 million relates to other obligations. Unrecognized revenue of the Trademark Licensing revenue stream will be recognized over the next ten years, of which 59% will be recognized in the first five years. Unrecognized revenue of the Magazine and Digital Subscriptions revenue stream will be recognized over the next five years of which 58% will be recognized in the first year. Unrecognized revenues under contracts disclosed above do not include contracts for which variable consideration is determined based on the customer’s subsequent sale or usage.

Disaggregation of Revenue

The following table disaggregates revenue by type (in thousands):

	Year Ended December 31, 2020
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Total
Trademark Licensing	$61,142	$—	$2,420	$—	$63,562
Magazine and Digital Subscriptions	—	—	8,658	771	9,429
TV and Cable Programming	—	—	9,835	692	10,527
Consumer Products	—	64,116	—	28	64,144
Total revenues	$61,142	$64,116	$20,913	$1,491	$147,662

	Year Ended December 31, 2019
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Total
Trademark Licensing	$50,906	$—	$2,759	$—	$53,665
Magazine and Digital Subscriptions	—	—	7,549	2,821	10,370
TV and Cable Programming	—	—	12,935	377	13,312
Consumer Products	—	268	—	495	763
Total revenues	$50,906	$268	$23,243	$3,693	$78,110

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

4.	Business Combination

On December 31, 2019, the Company acquired substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy for cash consideration of $13.1 million. Yandy operates as an online retailer of women’s lingerie, costumes, swimwear and other apparel and is headquartered in Phoenix, Arizona. Yandy has curated a catalog with over 20,000 products from more than 100 brands and sells products to customers worldwide. The primary drivers for the acquisition were to leverage Yandy’s e-commerce capabilities, attractive brand positioning and customer database.

The following table sets forth the allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Yandy (in thousands):

Tangible net assets and liabilities:
Cash	$341
Receivables, net	368
Inventories	11,428
Prepaid expenses and other current assets	212
Property and equipment, net	149
Other noncurrent assets	20
Accounts payable	(767)
Accrued salaries, wages, and employee benefits	(348)
Other current liabilities	(2,722)
Deferred revenues	(581)
Total net assets	8,100
Intangible assets:
Trade name	5,330
Customer list	1,180
Total intangible assets	6,510
Net assets acquired	14,610
Purchase consideration	13,127
Gain on bargain purchase	$1,483

The estimated fair value of the intangible assets, inventory, and deferred revenue acquired was determined by the Company’s management, which considered, among other factors, a valuation report prepared by an independent third-party valuation firm. Yandy’s inventory, consisting of finished goods, was valued based on the expected revenue that would be generated from the hypothetical sale of such inventory adjusted for costs of disposal. Trade name consists of the Yandy trade name/domain and its fair value was estimated using a relief-from-royalty method. The customer list was valued using a cost approach which estimates the costs directly linked to recreate or acquire a similar customer base. Deferred revenue, primarily representing store credits issued by Yandy, was valued using a cost approach whereby the fair value represents the sum of costs a market participant would incur to fulfill the obligation plus a profit for servicing such obligations.

The remaining net assets acquired were valued at their respective carrying amounts as of the acquisition date, as the Company believes that these amounts approximate their fair values.

The total purchase consideration was less than the fair value of the net assets acquired resulting in the recognition of a gain on bargain purchase of $1.5 million in nonoperating income on our consolidated statements of operations for the year ended December 31, 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Pro Forma Financial Information (Unaudited)

The following table summarizes certain supplemental pro forma financial information of the Company for the year ended December 31, 2019 as if the acquisition of Yandy had occurred as of January 1, 2018. The unaudited pro forma financial information for the year ended December 31, 2019 reflects (i) the elimination of transaction costs of $2.5 million related to the Yandy acquisition recorded in 2019; (ii) the reduction of $2.6 million in amortization expense based on fair value adjustments to the intangible assets acquired from Yandy; (iii) the elimination of interest costs of $2.7 million associated with Yandy’s debt retired as a result of the acquisition; (iv) the reversal of the gain on bargain purchase of $1.5 million; (v) and the reversal of the impairment to goodwill of $15.8 million recorded by Yandy in 2019 as the acquisition by the Company was a bargain purchase. The unaudited pro forma financial information was prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition been made at that date or of results which may occur in the future (in thousands).

	Year Ended December 31, 2019
	As Reported	Pro Forma
Net revenues	$78,110	$121,212
Net loss	$(23,576)	$(21,178)

5.	Redeemable Noncontrolling Interest

On April 13, 2015, the Company sold 25% of the membership interest in its subsidiary, After Dark LLC, to an unaffiliated third party for $1.0 million. As part of the arrangement the Company granted a put right to this party which provides the right, but not the obligation, to the third party to cause the Company to purchase all of the third party’s interest in After Dark LLC at the then fair market value. This put right can be exercised on April 13 of each year. Additionally, the put right can be exercised upon a change of control of the Company. To date, the put right has not been exercised, including in connection with the Business Combination. The Company’s controlling interest in this subsidiary requires the operations of this subsidiary to be included in the consolidated financial statements. Noncontrolling interest with redemption features, such as put options, that are not solely within our control (redeemable noncontrolling interest) are reported as mezzanine equity on the consolidated balance sheets as of December 31, 2020 and 2019, between liabilities and equity. Net income or loss of After Dark LLC is allocated to its noncontrolling member interest based on the noncontrolling member interest’s ownership percentage. Additionally, the results of operations of the subsidiary that are not attributable to the Company are shown as “net (loss) income attributable to redeemable noncontrolling interest” in the consolidated statements of operations for the years ended December 31, 2020 and 2019. There was no change in the balance of the redeemable noncontrolling interest as After Dark LLC did not generate any operating activities during 2020 and 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

6.	Inventories, Net

The following table sets forth inventories, net, which are stated at the lower of cost (specific cost and first-in, first-out) and net realizable value (in thousands):

	December 31,
	2020	2019
Editorial and other pre-publication costs	$298	$322
Merchandise finished goods	11,490	11,428
Total	$11,788	$11,750

At December 31, 2020 and 2019, reserves for slow-moving and obsolete inventory related to merchandise finished goods amounted to $0.2 million and $0.2 million, respectively.

7.	Stock Receivable

In connection with the execution of the Merger Agreement, PEI, Sponsor, and Dr. Suying Liu entered into the Insider Stock Purchase Agreement, pursuant to which PEI purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, Sponsor was obligated to transfer the Initial Shares to PEI upon the closing of the Merger or, if the Merger Agreement was terminated, upon the consummation of any other business combination. In the event of any Compliance Failure (as defined in the Merger Agreement) that was not cured, upon PEI’s request as of the closing, or in the event the Merger Agreement was terminated, upon the consummation of any other business combination, up to $1.0 million of shares held by Dr. Liu were to be transferred to PEI (the “Balance Shares”) for out-of-pocket expenses actually and reasonably incurred by PEI in connection with the Merger. In the event that (i) the Initial Shares and/or Balance Shares are subject to contractual lock-up at the time of transfer, Dr. Liu was obligated to transfer additional shares held by the Sponsor to Playboy in accordance with the terms of the Merger Agreement, in the event that the per share price of the shares of Common Stock on the business day immediately prior to such lock-up expiration was lower than the price per share at the time of the closing or, (ii) if the Merger Agreement was terminated, upon the consummation of any other business combination such that the total aggregate value of the Initial Shares was at least $4.4 million (or, if the Balance Shares were issued, at least $5.4 million). As of December 31, 2020, Playboy paid a nonrefundable $4.4 million prepayment, representing the purchase price of the 700,000 Initial Shares, at a price of $6.35 per share. This payment is included as a current asset in the accompanying consolidated balance sheets. In February 2021, the Initial Shares were transferred to PEI upon the closing of the Merger and reclassified from “stock receivable” to “treasury stock” as part of the recapitalization.

8.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Prepaid foreign withholding taxes	$2,207	$1,863
Prepaid agency fees and commissions	2,408	1,702
Contract assets, current portion	1,173	611
Licensed programming costs	497	502
Other	2,537	2,546
Total	$8,822	$7,224

As of December 31, 2020, the unamortized balance of the licensed programming costs will be recognized over two years. The Company recognized amortization expense of $0.4 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

9.	Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Furniture and fixtures	$7,211	$6,994
Leasehold improvements	3,543	3,031
Total property and equipment, gross	10,754	10,025
Less: accumulated depreciation	(5,551)	(4,093)
Total	$5,203	$5,932

The aggregate depreciation expense related to property and equipment, net was $1.6 million and $2.0 million for the years ended December 31, 2020 and 2019, respectively.

10.	Trademarks, Trade Name, and Other Intangible Assets

Trademarks and Trade Name

Our indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of $331.4 million and $330.6 million of Playboy-branded trademarks and $5.3 million and $5.3 million of an acquired trade name as of December 31, 2020 and 2019, respectively.

Capitalized trademark costs include costs associated with the acquisition, registration and/or renewal of our trademarks. We expense certain costs associated with the defense of our trademarks. Registration and renewal costs of $0.7 million and $0.6 million were capitalized during the years ended December 31, 2020 and 2019, respectively. The weighted average period prior to the next renewal or extension of such trademarks is 9.6 years as of December 31, 2020.

Other Intangible Assets

Other intangible assets include distribution agreements, photo and magazine archives, licensing agreements, and a customer list, which we recognized in connection with our business combinations.

The following table sets forth amortizable other intangible assets, net (in thousands):

	Weighted- Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2020
Distribution agreements	15	$3,720	$(2,438)	$1,282
Photo and magazine archives	10	2,000	(1,967)	33
Licensing agreements	9	5,913	(5,913)	—
Customer list	10	1,180	(118)	1,062
Total		$12,813	$(10,436)	$2,377

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

	Weighted- Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2019
Distribution agreements	15	$3,720	$(2,191)	$1,529
Photo and magazine archives	10	2,000	(1,767)	233
Licensing agreements	9	5,913	(5,803)	110
Customer list	10	1,180	—	1,180
Total		$12,813	$(9,761)	$3,052

The aggregate amortization expense for definite-lived intangible assets was $0.7 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively.

The following table sets forth the aggregate amortization expense for definite-lived intangible assets as of December 31, 2020 (in thousands):

2021	$399
2022	366
2023	366
2024	366
2025	366
Thereafter	514
Total	$2,377

11.	Other Current Liabilities and Accrued Expenses

Other current liabilities and accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
Accrued interest	$3,991	$4,207
Accrued agency fees and commissions	5,950	5,821
Accrued legal settlements	—	5,825
Other	8,615	6,290
Total	$18,556	$22,143

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

12.	Debt

The following table sets forth debt (in thousands):

	December 31,
	2020	2019
Term loan, due 2023 (as amended)	$159,058	$161,373
Convertible promissory notes	6,230	13,500
Total debt	165,288	174,873
Less: unamortized debt issuance costs	(358)	(381)
Total debt, net of unamortized debt issuance costs	164,930	174,492
Less: current portion of long-term debt	(10,700)	(16,682)
Total debt, net of current portion	$154,230	$157,810

Term Loan

In June 2014, we borrowed $150.0 million under a four-and-one-half-year term loan maturing on December 31, 2018, at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). Our debt bore interest at a rate per annum equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. From 2016 and 2018, the term loan was amended multiple times to increase the commitment amount, extend the maturity date, set up a debt reserve account and excess cash account, and to revise the quarterly principal payments and applicable margin rates, among other amendments. In December 2018, the term loan was amended again to extend the maturity date to December 31, 2023, to borrow additional amounts, to change the frequency of principal payments from monthly to quarterly, and to update the definition of the Eurodollar Rate. This amendment resulted in the application of extinguishment accounting. The prior amendments were assessed and were accounted for as modifications rather than extinguishments.

In March 2019, the term loan was amended to adjust the excess cash flow payments commencing with the first Settlement Date (as defined in the Credit Agreement) for the period ending March 31, 2019 and for each Settlement Date thereafter, among other amendments.

In December 2019, the term loan was amended to borrow an additional $12.0 million, to establish new quarterly principal payment amounts and to revise applicable margin rates, among other amendments. The Company analyzed the amendment to determine whether it was an extinguishment or a modification of the term loan and concluded that it was a modification. We incurred additional financing costs of $0.3 million related to this amendment that were capitalized. Under the amended agreement, the applicable margin for the term loan ranges from 6.00% to 7.75%. The applicable margin rate for our loan as of December 31, 2019 was 6.25%.

In March 2020, the term loan was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. We incurred additional financing costs of $0.1 million related to this amendment that were capitalized.

Original issue discounts and deferred financing costs were incurred in connection with the issuance of the Company’s debt. Costs incurred in connection with debt are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness and are included in “interest expense” in the consolidated statements of operations. Amortization expense related to deferred financing costs was immaterial for the years ended December 31, 2020 and 2019. Interest expense related to the Company’s debt was $13.5 million and $14.2 million for the years ended December 31, 2020 and 2019, respectively. The stated interest rate as of December 31, 2020 and 2019 was 8.25% and 8.35%, respectively.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The terms of the Credit Agreement limit or prohibit, among other things, our ability to: incur liens, incur additional indebtedness, make investments, transfer, sell or acquire assets, pay dividends and change the business we conduct. DBD Credit Funding LLC has a lien on all our assets as stated in the Credit Agreement.

The following table sets forth maturities of the principal amount of the Company’s term loan as of December 31, 2020 (in thousands):

2021	$4,592
2022	3,758
2023	150,708
Total	$159,058

Convertible Promissory Notes – Creative Artists Agency–Global Brands Group LLP

In August 2018, a convertible promissory note was issued to CAA Brand Management, LLC, (“CAA”), for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited, (“GBG”), for $7.3 million. These notes were noninterest bearing and were convertible into shares of the Company’s common stock no later than December 31, 2020. As described further below, the terms of these notes were subject to negotiation in December 2020, and the CBG note was settled in December 2020 and the CAA note was settled in January 2021.

These notes were to automatically convert into shares of common stock upon the closing of an additional equity financing resulting in gross proceeds to the Company of not less than $5.0 million (excluding the aggregate amount of the notes). If the Company received gross proceeds of less than $5.0 million (excluding the aggregate amount of the notes), CAA and GBG could have elected to convert each note into shares of common stock. Upon a change in control before the conversion of the notes, CAA and GBG had the option to convert the outstanding amounts on the notes into shares of common stock or terminate the notes in exchange for new promissory notes issued by the Company. If the notes were still outstanding at the maturity date, each note would have automatically converted into shares of common stock. The number of shares issued upon conversion were to equal the outstanding amount under each note divided by the applicable conversion price (rounded down to the nearest whole share). The applicable conversion price under an additional equity financing was to be equal to the price per share of common stock being paid by independent third-party investors in an arm’s length additional equity financing. The applicable conversion price at maturity was to be equal to the fair market value per share of common stock as of the maturity date as determined by an appraiser. The applicable conversion price under a change of control, if it involved the sale of common stock, was to be the price per share of common stock paid by the third party in such a transaction, and under any other change of control was to be an amount equal to the fair market value per share of common stock immediately prior to the change of control.

In December 2020, the Company settled the outstanding GBG note at a 20% discount for $5.8 million, resulting in a gain on extinguishment of $1.5 million. In January 2021, the outstanding note with CAA converted into 51,857 shares of the Company’s common stock (see Note 22, Subsequent Events).

Convertible Promissory Note – United Talent Agency, LLC

In March 2018, the Company issued a convertible promissory note to United Talent Agency, LLC, (“UTA”), for $2.0 million. In June 2018, the Company issued a second convertible promissory note to UTA for $1.5 million. These notes were noninterest bearing and were to be convertible into shares of the Company’s common stock no later than December 31, 2020.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

These notes were to automatically convert into shares of common stock upon the closing of an additional equity financing resulting in gross proceeds to the Company of not less than $5.0 million (excluding the aggregate amount of the notes). If the Company received gross proceeds of less than $5.0 million (excluding the aggregate amount of the notes), UTA could have elected to convert each note into shares of common stock. If the notes were still outstanding at the maturity date, each note would have automatically converted into shares of common stock. The number of shares issued upon conversion was to be equal to the outstanding amount under each note divided by the applicable conversion price (rounded down to the nearest whole share). The applicable conversion price under an additional equity financing was to be equal to the price per share of common stock being paid by investors of such additional equity financing. The applicable conversion price at maturity was to be equal to the fair market value per share of common stock as of the maturity date.

In January 2021, the settlement terms of the notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. Upon the consummation of the Merger, the notes were to be repaid in cash at a 20% discount subsequent to the closing of the Merger. In February 2021, the outstanding convertible note with UTA was settled for $2.8 million resulting in a gain on extinguishment of $0.7 million (see Note 22, Subsequent Events).

13.	Stockholders’ Equity

Common Stock

The holders of the Company’s common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when, as, and if declared by the Company’s Board of Directors (the “Board of Directors”). As of December 31, 2020, no dividends had been declared by the Board of Directors.

Common stock reserved for future issuance consists of the following:

	December 31,
	2020	2019
Shares available for grant under stock option plan	294,021	401,353
Options issued and outstanding under stock option plan	463,062	404,172
Unvested restricted stock units	56,036	87,455
Vested restricted stock units not issued	309,050	229,189
Convertible promissory note payable to CAA	51,857	—
Total common stock reserved for future issuance	1,174,026	1,122,169

Treasury Stock

The Company held 1,164,847 shares of treasury stock as of December 31, 2020 and 2019. Treasury stock shares can be used by the Company to settle outstanding equity awards and convertible notes.

14.	Stock-Based Compensation

In June 2018, the Company adopted its 2018 Equity Incentive Plan (“2018 Plan”), under which 1,122,169 of Playboy’s common shares were originally reserved for issuance. Playboy’s employees, directors, officers, and consultants are eligible to receive nonqualified and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other share awards under the 2018 Plan. There were 294,021 and 401,353 shares available for grant under the 2018 Plan at December 31, 2020 and 2019, respectively.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Stock Option Activity

A summary of the stock option activity under the 2018 Plan is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Balance – December 31, 2019	404,172	$18.73	9.3	$3,795
Granted	66,095	35.88
Forfeited	(7,205)	18.73
Balance – December 31, 2020	463,062	$21.18	8.5	$13,791
Exercisable – December 31, 2020	309,116	$18.97	8.3	$9,889

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding and exercisable stock options and the fair value of the Company’s common stock at December 31, 2020. There were no options exercised during the years ended December 31, 2020 and 2019.

The grant date fair value of options that vested during the years ended December 31, 2020 and 2019 was $1.1 million and $2.1 million, respectively. The options granted during the years ended December 31, 2020 and 2019 had a weighted-average fair value of $18.03 and $10.28 per share, respectively, at the grant date.

Restricted Stock Units

A summary of restricted stock unit activity under the 2018 Plan is as follows:

	Number of Awards	Weighted- Average Grant Date Fair Value per Share
Unvested and outstanding balance at December 31, 2019	87,455	$22.09
Granted	44,437	29.86
Vested	(75,856)	25.18
Forfeited	—	—
Unvested and outstanding balance at December 31, 2020	56,036	$24.07

The total fair value of restricted stock units that vested during the years ended December 31, 2020 and 2019 was approximately $1.9 million and $5.1 million, respectively. Such restricted stock units remained unissued at December 31, 2020 and are excluded from outstanding shares of common stock.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Stock Options Granted

To determine the value of stock option awards for stock-based compensation purposes, the Company uses the Black-Scholes option-pricing model and the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment.

Fair value of common stock – The fair value of our shares of common stock underlying the awards has historically been determined by the Board of Directors with input from management and contemporaneous third-party valuations, as there was no public market for our common stock. The Board of Directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of our common stock, transactions in our common stock, and general and industry specific economic outlook, among other factors.

Expected term – For employee awards granted at-the-money, we estimate the expected term based on the simplified method, which is the midpoint between the vesting date and the end of the contractual term for each award since our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. For nonemployee awards and employee awards granted out-of-the-money, our best estimate of the expected term is the contractual term of the award.

Volatility – We derive the volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards. We selected companies with comparable characteristics to us, including enterprise value, risk profiles, and position within the industry and with historical share price information sufficient to meet the expected term of the stock options.

Risk-free interest rate – The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant, the term of which is consistent with the expected life of the award.

Dividend yield – We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

The Company estimated the fair value of each option on the date of grant using the Black-Scholes option-pricing model applying the weighted-average assumptions in the following table:

	Year Ended December 31,
	2020	2019
Fair value of common stock	$28.12 – $48.66	$22.09 - $23.34
Expected term, in years	5 – 6.06	4.94 - 6.07
Expected volatility	40% - 50%	41%
Risk-free interest rate	0.39% - 1.46%	1.70% - 2.39%
Expected dividend yield	0%	0%

Stock-Based Compensation Expense

Stock-based compensation expense under the Company’s 2018 Plan was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of sales	$10	$18
Selling and administrative expenses	2,978	7,350
Total	$2,988	$7,368

At December 31, 2020, total unrecognized compensation expense related to unvested stock option awards was $2.1 million and is expected to be recognized over the remaining weighted-average service period of 1.6 years. At December 31, 2020, total unrecognized compensation expense related to unvested restricted stock unit awards was $1.3 million and is expected to be recognized over the remaining weighted-average service period of 0.7 years.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Phantom Stock Appreciation Rights

In September 2020, the Company established the Yandy Phantom Stock Appreciation Rights Plan (“PSAR Plan”) whereby PSARs are granted to certain executives. PSARs granted under the plan are non-assignable and are cash-settled based on the fair value of a common stock unit of Yandy on a minority, non-marketable basis, on the four-year anniversary of the vesting commencement date. The Company granted 91,500 PSARs during 2020 which vest over a four-year period, commencing on December 31, 2019, with a one-year cliff and monthly vesting thereafter. The liability associated with the PSARs is remeasured at the end of each reporting period and is recorded within “other noncurrent liabilities” on our consolidated balance sheets at its fair value of $0.9 million as of December 31, 2020.

15.	Accrued Salaries, Wages, and Employee Benefits

Our Employee Investment Savings Plan is a defined-contribution plan consisting of two components: a 401(k) plan and a profit-sharing plan. Eligible employees may participate in our 401(k) plan upon their date of hire. The 401(k) plan offers several mutual fund investment options. The purchase of our stock has never been an option. We make matching contributions to the 401(k) plan based on each participating employee’s contributions and eligible compensation. The matching contribution expense related to this plan was $0.6 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

The profit-sharing plan covers all employees who have completed 12 months of service or at least 1,000 hours. Our discretionary contribution to the profit-sharing plan is distributed to each eligible employee’s account in an amount equal to the ratio of each eligible employee’s compensation, subject to Internal Revenue Service limitations, to the total compensation paid to all such employees. We did not make any contributions to the plan during the years ended December 31, 2020 and 2019.

We currently maintain a policy of paying a separation allowance, which is not funded, under our salary continuation policy to employees with at least five years of continuous service who voluntarily terminate employment with us and are at age 60 or thereafter. In 2012, such policy was modified, limiting the number of employees eligible for this benefit to those employed as of December 31, 2012, as defined. Payments under this policy were approximately $0.1 million for the year ended December 31, 2019. No payments were made for the year ended December 31,2020. There were no adjustments to plan reserves during the year ended December 31, 2020 and 2019. At December 31, 2020 and 2019, there were no obligations due. Obligations related to this policy are reflected in “accrued salaries, wages, and employee benefits” on our consolidated balance sheets. There are no future benefit payments related to this policy.

The Company has incurred severance costs stemming from reducing its headcount as the business has shifted from primarily a print and digital media business, generating advertising and sponsorship revenues, to primarily a commerce business marketing consumer products. The costs incurred in 2019 resulted from the reorganization of the television and digital subscription business as an overall right-sizing and consolidation of those activities. The costs incurred in 2020 resulted from the closure of Playboy magazine and reduction in content creation and its various support functions, additional headcount reductions in the television business, and the reorganization of marketing to increasingly focus on e-commerce revenue generation. The Company recorded severance costs of $0.6 million and $0.3 million as of December 31, 2020 and 2019, respectively, in “accrued salaries, wages, and employee benefits” and $0.1 million in “other noncurrent liabilities” as of December 31, 2020.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Severance costs in the consolidated statements of operations were as follows (in thousands):

	Year Ended December 31, 2020
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Corporate	Total
Cost of sales	$48	$16	$710	$248	$153	$1,175
Selling and administrative expenses	76	—	—	130	463	669
Total severance costs	$124	$16	$710	$378	$616	$1,844

	Year Ended December 31, 2019
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Corporate	Total
Cost of sales	$—	$—	$204	$—	$204
Selling and administrative expenses	59	681	108	132	980
Total severance costs	$59	$681	$312	$132	$1,184

16.	Commitments and Contingencies

Leases

Our principal lease commitments are for office space and operations under several noncancelable operating leases with contractual terms expiring from 2020 to 2027. Some of these leases contain renewal options and rent escalations.

In 2019, the Company entered into an agreement to lease space for its corporate headquarters in Los Angeles, which it occupied under a sublease with a third party. The new lease commenced in July 2020 upon the expiration of the sublease and is for a term of approximately seven years. The Company has $2.0 million and $0.9 million in cash collateralized letters of credit related to the lease and sublease as of December 31, 2020 and 2019, respectively.

Yandy’s operating lease for warehousing and office space in Phoenix, Arizona expired in February 2021, following an extension of the original December 2020 expiration. On August 26, 2020, the Company entered into a non-cancellable operating lease for 51,962 square feet of warehousing and office space in Phoenix, Arizona for Yandy’s operations. The lease commenced on February 1, 2021 and expires on May 31, 2031, with an option to renew for an additional five or 10 years at market rates. Rent, which commences in June 2021, is payable monthly and is subject to annual increases of 3% for a total lease commitment of $4.1 million.

In 2017, we vacated our New York office space and entered into an agreement to sublease the space for a period approximating the remaining term of our lease. This lease expires in 2024.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The following table sets forth rent expense, net (in thousands):

	Year Ended December 31,
	2020	2019
Rent expense	$3,083	$3,557
Sublease income	(280)	(274)
Total	$2,803	$3,283

There was no contingent rent expense for the years ended December 31, 2020 and 2019.

The following table sets forth the future minimum lease commitments and future sublease income as of December 31, 2020, under operating leases with initial or remaining noncancelable terms in excess of one year (in thousands):

Years ending December 31:	Minimum Lease Commitments	Sublease Income
2021	$3,433	$(288)
2022	3,451	(313)
2023	3,564	(322)
2024	3,828	(246)
2025	3,588	—
Thereafter	7,553	—
Total	$25,417	$(1,169)

Legal Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In January 2019, a class action suit was initiated against the Company on behalf of a group of Michigan Playboy magazine subscribers, where the subscribers sued after their personal details were disclosed in violation of the Michigan Preservation of Personal Privacy Act. The parties entered into a Settlement Agreement which was approved, and the court entered a final judgement on August 19, 2020 in the amount of $3.9 million to be paid by the Company. The amount was accrued by the Company as of December 31, 2019 and was paid in September 2020.

On April 1, 2019, a former employee, through counsel, delivered to the Company a letter which set forth various potential claims against the Company related to the individual’s former employment with the Company. A settlement was reached in October 2020 in the amount of $2.6 million. The Company has employment practices liability insurance for such claims which is capped at $2.5 million. The Company paid $0.4 million in November 2020, representing the amount of the settlement not covered by the employment practices liability insurance and had a $0.3 million receivable from the insurance provider as of December 31, 2020.

On May 21, 2019, Michael Whalen, as Trustee for the Hugh M. Hefner 1991 Trust, (the “Trust”), initiated an arbitration against the Company asserting that the Company had breached that certain License Agreement between Hugh M. Hefner (“Mr. Hefner”) and the Company dated on or about March 4, 2011, wherein Mr. Hefner licensed his image, signature, voice, likeness and other elements of his persona and identity to the Company. The Trust has also asserted statutory claims against the Company for the alleged violation of Mr. Hefner’s right of publicity. The parties entered into a Settlement Agreement, dated August 21, 2020, pursuant to which the Company paid to the Trust $1.8 million to settle this matter in September 2020. The amount was accrued by the Company as of December 31, 2019.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The Company may periodically be involved in other legal proceedings arising in the ordinary course of business. These matters are not expected to have a material adverse effect on the Company’s consolidated financial statements.

COVID-19

In March 2020, the coronavirus, COVID-19, was declared a pandemic by the World Health Organization. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a range of industries. As a result, the Company announced its plan to discontinue its print version of Playboy magazine. As of the date of these consolidated financial statements, the Company has not suffered any other significant adverse consequences as a result of the COVID-19 pandemic, but the extent of the impact of COVID-19 on the Company’s future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on employees and vendors all of which are uncertain and cannot be predicted. As of the date of these consolidated financial statements, the extent to which COVID-19 may impact the Company’s future financial condition or results of operations is uncertain.

17.	Income Taxes

The following table sets forth income tax expense (benefit) (in thousands):

	Year Ended December 31,
	2020	2019
Current income tax provision:
Federal	$—	$—
State	237	1
Foreign	4,422	5,495
Total current income tax provision	4,659	5,496

Deferred income tax provision (benefit):
Federal	(567)	570
State	2,980	(1,216)
Foreign	—	—
Total deferred income tax provision (benefit)	2,413	(646)
Total	$7,072	$4,850

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The following table sets forth a reconciliation from the U.S. statutory federal income tax rate to the effective income tax rate:

	Year ended December 31,
	2020	2019
Federal income tax rate	21.0%	21.0%
State income tax, net of federal benefit	10.1	1.3
Foreign withholding taxes, net of credits(1)	189.9	(24.1)
Transaction costs	29.5	—
Change in the statutory rate	96.3	4.5
Change in valuation allowance	(80.8)	(1.8)
Adjustment to deferred taxes(2)	125.4	(25.1)
Other	1.3	(1.9)
Effective rate	392.7%	(26.1)%

(1)	Foreign withholding taxes, net of credits relate to foreign tax withholdings on royalties received from various foreign jurisdictions.

(2)	The 2020 adjustment to deferred taxes relates to expired foreign tax credits and state net loss operating carryforwards written off during the year. The 2019 adjustment to deferred taxes relates to expired foreign tax credits written off during the year.

On March 18, 2020, the Families First Coronavirus Response Act (“FFCR Act”), and on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The FFCR Act and CARES Act did not have a material impact on the Company’s consolidated financial statements as of December 31, 2020.

On June 29, 2020, Assembly Bill 85 (“A.B. 85”) was signed into California law. A.B. 85 provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5.0 million of tax per year. A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021 and 2022 for certain taxpayers with taxable income of $1.0 million or more. The carryover period for any net operating losses that are suspended under this provision will be extended. A.B. 85 also requires that business incentive tax credits including carryovers may not reduce the applicable tax by more than $5.0 million for taxable years 2020, 2021 and 2022. Due to A.B.85, the Company was not able to offset its California taxable income with its net operating losses during the current year.

In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain stockholders over a three-year period, utilization of its pre-change net operating loss (“NOL”) carryforwards is subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state laws. The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change, subject to certain adjustments, by the applicable long-term tax-exempt rate. The annual limitation may result in the expiration of NOL carryforwards before utilization and may be material. The Company completed an analysis on its pre-2011 NOLs but has not completed an analysis to determine whether its NOLs generated between 2011 through 2018 are likely to be limited by Section 382 and 383. The Company anticipates that an ownership change as defined under Section 382 may have occurred during this period and that the resulting limitation could significantly reduce the Company’s ability to utilize its NOL carryforwards before they expire. Additionally, future ownership changes under Section 382 and 383 may also limit the Company’s ability to fully utilize any remaining tax benefits. The Company’s deferred tax assets have been offset by a valuation allowance. Therefore, any resulting reduction to the Company’s NOL carryforwards once the analysis is complete will be offset by a corresponding reduction of the valuation allowance and there would be no impact on the Company’s balance sheet, statement of operations, or cash flows.

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply in the years in which the temporary differences are expected to reverse.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

The following table sets forth the significant components of deferred tax assets and liabilities (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$45,113	$46,477
Tax credit carryforwards	2,805	4,566
Deferred revenue	1,312	520
Stock compensation	2,557	1,628
Other deductible temporary differences	16,398	16,582
Total deferred tax assets	68,185	69,773
Less valuation allowance	(67,444)	(68,899)
Deferred tax assets	741	874
Deferred tax liabilities:
Fixed assets	219	171
Intangible assets	(75,757)	(73,225)
Other deductible temporary differences	(112)	(108)
Total deferred tax liabilities	(75,650)	(73,162)
Deferred tax liabilities, net	$(74,909)	$(72,288)

A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized based on an assessment of positive and negative evidence. The Company has a valuation allowance against its deferred tax assets as of December 31, 2020 as it is more likely than not that we will not realize a benefit from these assets in a future period. The Company also maintains a deferred tax liability for indefinite life intangible assets that cannot be used as a source of income for non-indefinite lived deferred tax assets, resulting in a net deferred tax liability as of December 31, 2020. As of December 31, 2020, the Company’s valuation allowance decreased by $1.5 million from $68.9 million to $67.4 million primarily due to the write off of foreign tax credit deferred tax assets that expired unutilized in 2020.

At December 31, 2020, we had federal NOLs of $180.2 million expiring between 2027 and 2038, state and local NOLs of $99.3 million expiring between 2021 and 2038, and no foreign NOLs. In addition, we had foreign tax credit carryforwards of $2.8 million that will expire by the end of 2021.

At both December 31, 2020 and 2019, we had unrecognized tax benefits of $0.6 million, of which $0.6 million would be included in the effective tax rate if it was recognized in a subsequent period. We do not expect the December 31, 2020 amount to change significantly over the next 12 months. Our continuing practice is to recognize interest and penalties related to income tax matters in income tax expense.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Unrecognized tax benefits (in thousands):

	Fiscal Years Ended December 31,
	2020	2019
Balance at the beginning of the year	$610	$8,610
Increase (decrease) for positions taken in the prior year	—	—
Increase (decrease) for positions taken in the current year	—	—
Decrease related to settlements with taxing authorities	—	—
Decrease from lapse in statute of limitations	—	(8,000)
Balance at the end of the year	$610	$610

The statute of limitations for tax years 2016 and forward remains open to examination by the major U.S. taxing jurisdictions to which we are subject. In addition, due to the NOL carryforward position, tax authorities continue to have the ability to adjust the amount of our carryforward.

18.	Net Loss Per Share

The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	Year Ended December 31,
	2020	2019
Stock options to purchase common stock	463,062	404,172
Unvested restricted stock units	56,036	87,455
Convertible promissory notes	122,253	480,085
Total	641,351	971,712

19.	Related Party Transactions

During 2011, the Company entered into a management agreement with an affiliate of one of its stockholders for management and consulting services. Based on the terms of this agreement, management fees are $1.0 million per calendar year. The Company recorded management fees of $1.0 million for each of the years ended December 31, 2020 and 2019. There were no amounts due to or due from this affiliate as of December 31, 2020. There was approximately $5,000 due to this affiliate and no amounts due from this affiliate as of December 31, 2019. The Company terminated this agreement in the first quarter of 2021 upon consummation of the Merger.

20.	Segments

The Company has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives revenue from sales of consumer products sold through third-party retailers or online direct-to-customer. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming that is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Segment information is presented in the same manner that the Company’s chief operating decision maker, (“CODM”), reviews the operating results in assessing performance and allocating resources. Total asset information is not included in the tables below as it is not provided to and reviewed by the Company’s CODM. The “All Other” line items in the tables below are primarily attributable to Playboy magazine and brand marketing and these segments do not meet the quantitative threshold for determining reportable segments. The Company discontinued publishing Playboy magazine in the first quarter of 2020. The “Corporate” line item in the tables below includes certain operating expenses that are not allocated to the reporting segments presented to the Company’s CODM. These expenses include legal, human resources, accounting/finance, information technology, facilities and the Chief Executive Officer. The accounting policies of the reportable segments are the same as those described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

The following table sets forth financial information by reportable segment (in thousands):

	Year Ended December 31,
	2020	2019
Net revenues:
Licensing	$61,142	$50,906
Direct-to-Consumer	64,116	268
Digital Subscriptions and Content	20,913	23,243
All Other	1,491	3,693
Total	$147,662	$78,110
Operating income (loss):
Licensing	$44,466	$35,086
Direct-to-Consumer	(752)	(2,955)
Digital Subscriptions and Content	9,478	9,084
Corporate	(38,462)	(39,580)
All Other	(1,118)	(7,671)
Total	$13,612	$(6,036)
Depreciation and amortization:
Licensing	$(606)	$(1,295)
Direct-to-Consumer	(402)	(347)
Digital Subscriptions and Content	(240)	(365)
Corporate	(808)	(885)
All Other	(202)	(201)
Total	$(2,258)	$(3,093)

Playboy Enterprises, Inc.

Notes to Consolidated Financial Statements

Geographic Information

Revenue by geography is based on where the customer is located. The following table sets forth net revenues by geographic area (in thousands):

	Year Ended December 31,
	2020	2019
China	$39,236	$31,362
United States	76,426	18,194
Other	32,000	28,554
Total	$147,662	$78,110

21.	Correction of Prior Year Error

During the preparation of its consolidated financial statements for the year ended December 31, 2020, the Company noted that the number of authorized shares on the face of its consolidated balance sheet as of December 31, 2019 was improperly stated at 10,000,000 shares and was not revised to reflect the reduction of 5,000,000 shares per the Company’s Third Amended and Restated Certificate of Incorporation and the amendment thereto as filed with the State of Delaware on February 28, 2019. Additionally, the consolidated financial statements as of and for the year ended December 31, 2019 did not reflect the retirement of 800,961 treasury shares. The Company evaluated the error in accordance with Staff Accounting Bulletin No. 99, Materiality, and based upon quantitative and qualitative factors, determined that the error was not material to the previously issued annual and interim financial statements and disclosures included in previously filed proxy and registration statements, as the error was a reclassification between two equity accounts and did not change total stockholders’ equity. The Company has revised its prior period financial statements to correct the number of authorized shares and to reclassify $15.0 million, representing the cost basis of the treasury shares retired, from “treasury stock” to “additional paid-in capital” on the 2019 consolidated balance sheet. Additionally, the statement of stockholders’ equity has been revised to reflect the retirement of the treasury shares during the year ended December 31, 2019 and retirement of the treasury shares has been included as a noncash financing activity in the consolidated statement of cash flows for the year ended December 31, 2019.

22.	Subsequent Events

We have evaluated subsequent events from the balance sheet date through the date the consolidated financial statements were issued.

Convertible Promissory Notes

In January 2021, the outstanding convertible promissory note with CAA converted into 51,857 shares of the Company’s common stock. Additionally, the settlement terms of the outstanding notes with UTA were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In connection with the consummation of the Merger, the notes will be repaid in cash at a 20% discount subsequent to the closing of the Merger. In February 2021, the outstanding convertible note with UTA was settled for $2.8 million resulting in a gain on extinguishment of $0.7 million.

Stock Options Granted

On January 31, 2021, the Company granted its Chief Executive Officer and President, an option to purchase 172,393 shares of Playboy stock at an exercise price of $58.89 per share, which have been assumed by PLBY Group, Inc. in connection with the Business Combination and converted into an option to purchase common stock of PLBY Group, Inc. in accordance with the conversion mechanics for other outstanding options described in the Merger Agreement. The option did not accelerate upon the closing of the Business Combination. The option will generally vest as follows, subject to continued employment or service as a director through the applicable vesting date: one third on the first anniversary of the closing of the Business Combination and ratably in 24 monthly installments thereafter.

Merger with MCAC

On February 10, 2021, the Company completed the Merger with a wholly-owned subsidiary of MCAC, and the common stock of PLBY Group, Inc. (formerly known as MCAC), the Company’s parent company, began trading on February 11, 2021 on the Nasdaq Global Market. Refer to Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

Acquisition of TLA

On March 1, 2021, the Company completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $25.1 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states.

Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the related notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit is filed. In addition to historical information, the following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2021 (the “Form 8-K”), particularly in sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

As used herein, “we”, “us”, “our”, the “Company” and “Playboy” refer to Playboy Enterprises, Inc. and its subsidiaries prior to the consummation of the Business Combination (defined below) and the combined company and its subsidiaries following the consummation of the Business Combination.

Business Overview

Playboy is a large, global consumer lifestyle company marketing its brands through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment. Playboy reaches millions of consumers worldwide with products across four key market categories: Sexual Wellness, including intimacy products and lingerie; Style and Apparel, including a variety of apparel and accessories products for men and women; Gaming and Lifestyle, such as digital gaming, hospitality and spirits; and, Beauty and Grooming, including fragrance, skincare, grooming and cosmetics for women and men.

Playboy has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives its revenue from sales of consumer products sold directly to consumers through Playboy’s own online channels or through third party retailers. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming which is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.

Merger with MCAC

On September 30, 2020, Playboy entered into an agreement and plan of merger (“Merger Agreement”), with Mountain Crest Acquisition Corp., a publicly-traded special purpose acquisition company incorporated in Delaware, (“MCAC”), MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Playboy (the “Merger”) with Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC agreed to acquire all of the outstanding shares of Playboy common stock for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Playboy net debt (the “Net Debt Target”). The number of shares issued at closing was subject to adjustment at a rate of one share of MCAC Common Stock for each $10.00 increment that the Net Debt (as defined in the Merger Agreement) is greater than (in which case the number of shares would be reduced) or less than (in which case the number of shares would be increased) the Net Debt Target. The Merger was subject to certain closing conditions, including stockholder approval, no material adverse effects with respect to Playboy, and MCAC capital requirements.

Playboy’s options and restricted stock units (“RSUs”) that were outstanding as of immediately prior to the closing of the Business Combination were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of MCAC’s common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and shall be subsequently paid, in settlement, in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

In connection with the execution of the Merger Agreement, Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement pursuant to which Playboy purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. The Sponsor transferred the Initial Shares to Playboy upon the closing of the Merger.

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On February 10, 2021, the Business Combination was consummated and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” and started trading on the Nasdaq on February 11, 2021.

The Business Combination will be accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Playboy will be treated as the accounting acquirer. This determination was primarily based on Playboy having a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Playboy.

Acquisition of TLA

On March 1, 2021, Playboy completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $25.1 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states.

Acquisition of Yandy

On December 31, 2019, Playboy acquired substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy for cash consideration of $13.1 million. Yandy operates as an online retailer of women’s lingerie, costumes, swimwear, other apparel and bedroom accessories and is headquartered in Phoenix, Arizona. Yandy has curated a catalog with over 20,000 products from more than 100 brands and sells products to customers worldwide. The primary drivers for the acquisition were to leverage Yandy’s e-commerce capabilities, attractive brand positioning and customer database. Yandy’s operating results are consolidated with Playboy’s beginning on January 1, 2020. Therefore, the consolidated results of operations for the year ended December 31, 2020 may not be comparable to the same period in 2019. Yandy’s results of operations for the year ended December 31, 2020 are presented in the table below:

Year Ended December 31, 2020
(in thousands)
Net revenues	$62,628
Costs and expenses:
Cost of sales	(40,934)
Selling and administrative expenses	(18,930)
Total costs and expenses	(59,864)
Operating income	2,764
Other income	352
Net income	$3,116

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Key Factors and Trends Affecting Playboy’s Business

Playboy believes that the performance and future success depends on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the Form 8-K titled “Risk Factors.”

Expanding the Consumer Products Business through Owned and Operated Products and Channels

Playboy is accelerating its growth in company-owned and branded consumer products in attractive and expanding markets in which it has a proven history of brand affinity and consumer spend. Additionally, Playboy has acquired and launched this past year its own direct-to-consumer online sales channels, yandy.com, loversstores.com and pleasureforall.com, in addition to playboy.com, to further accelerate the sales of these products. However, Playboy’s new product and new distribution strategies are in their early stages and will take time to fully develop.

Reduced Reliance on China Licensing Revenues

Playboy has enjoyed substantial success in licensing its trademarks in China where it is a leading men’s apparel brand, and where licensing revenues have consistently grown year-over-year. However, as a result of this success, the percentage of total net revenue attributable to China licensing had become 44.4% of Playboy’s total revenue by the end of 2019. With the acquisition of Yandy and the ramp up of North American consumer product sales, that percentage reduced to 27% for the year ended December 31, 2020, despite higher China licensing revenues, and Playboy expects it will continue to become a smaller percentage of total net revenue in the future as North American consumer product sales, largely through direct-to-consumer channels, accelerates.

Seasonality of Playboy’s Consumer Product Sales Results in Stronger Fourth Quarter Revenues

A combination of online Halloween costume sales and holiday sales toward the end of the year typically result in higher revenues and profit in Playboy’s fourth quarter, particularly at Yandy. Historically, October sales of costumes have resulted in significantly higher revenues than in other months but are also coming under increasing pressure from competition in this category. Playboy expects investment and growth in expanding the consumer products category and distribution will likely accelerate the strong fourth quarter seasonality of the business in the future.

Attractive Merger and Acquisition Opportunities are Increasing

Building on Playboy’s successful acquisition and integration of Yandy in late 2019, Playboy continues to identify and assess potentially advantageous merger, acquisition and investment opportunities. Playboy will continue focusing on potential tuck-in opportunities to complement its organic growth with potential for larger, strategic mergers and acquisitions initiatives over the long-term. Playboy believes its mergers and acquisitions strategy will be supported by its operating cash flow and balance sheet flexibility.

COVID-19

In March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus known as COVID-19. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a range of industries. Currently, Playboy has not suffered material adverse consequences as a result of the COVID-19 pandemic, but the extent of the impact of COVID-19 on its future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and impact on employees and vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact Playboy’s future financial condition or results of operations is uncertain.

Playboy has focused on protecting its employees, customers and vendors to minimize potential disruptions while managing through this pandemic. Playboy took the following specific actions starting in 2020:

•	In mid-March, temporarily closed the offices in its Los Angeles, CA and Phoenix, AZ locations;

•	Made work at home accommodations for office employees;

•	Maintained operations in the Phoenix warehousing and fulfillment facility, but split the warehouse employees into teams working on alternating days to reduce headcount by half working in the warehouse on any one day and required and enforced social distancing, required masks to be worn at all times, increased the frequency of wiping down counters and equipment with disinfectant, required frequent handwashing and provided additional hand sanitizer;

•	Limited company-related travel;

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•	Amended its credit facility to defer amortization payments for the quarters ended June 30, 2020 and September 30, 2020, to 2021 and eliminate excess cash flow (principal) payments during those two quarters; and

•	Deferred payroll taxes to 2021/2022 under the Coronavirus Aid, Relief and Economic Security Act of 2020

Although Playboy has not suffered any material adverse consequences to date from the COVID-19 pandemic, the business has been impacted both negatively and positively. The remote working and stay-at-home orders resulted in the closure of the London Playboy Club and retail stores of Playboy’s licensees, decreasing licensing revenues in the second quarter of 2020, as well as causing supply chain disruption and less efficient product development thereby slowing the launch of new products. However, these negative impacts were offset by an increase in Yandy’s direct-to-consumer sales, which have benefited in part from overall increases in online retail sales so far during the pandemic.

For additional discussion of the impacts on and risks to Playboy’s business from COVID-19, please refer to “Impacts of the COVID-19 Pandemic” included in the section titled “Business” and the risks included in the section “Risk Factors” of the Form 8-K.

How Playboy Assesses the Performance of its Business

In assessing the performance of its business, Playboy considers a variety of performance and financial measures. The key indicators of the financial condition and operating performance of the business are revenues, salaries and benefits, and selling and administrative expenses. To help assess performance with these key indicators, Playboy uses Adjusted EBITDA as a non-GAAP financial measure. Playboy believes this non-GAAP measure provides useful information to investors and expanded insight to measure revenue and cost performance as a supplement to the GAAP consolidated financial statements. See the “EBITDA and Adjusted EBITDA” section below for reconciliations of Adjusted EBITDA to net (loss) income, the closest GAAP measure.

Components of Results of Operations

Revenues

Playboy generates revenue from trademark licenses for third-party consumer products, online gaming and location-based entertainment businesses in addition to sales of consumer products sold through third-party retailers or online direct-to-customer and from the subscription of Playboy programming which is distributed through various channels, including websites and domestic and international television.

Trademark Licensing

Playboy licenses trademarks under multi-year arrangements to consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, Playboy generally receives an annual non-refundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Earned royalties received in excess of the minimum guarantee (“Excess Royalties”) are typically payable quarterly. Playboy recognizes revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned.

Consumer Products

Playboy’s revenue from the sale of online apparel and accessories increased substantially upon the acquisition of Yandy on December 31, 2019. Revenue from sales of online apparel and accessories, including sales through third-party sellers, is recognized upon delivery of the goods to the customer. Revenue is recognized net of incentives and estimated returns. Playboy periodically offers promotional incentives to customers, which include basket promotional code discounts and other credits, which are recorded as a reduction of revenue.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of playboyplus.com and playboy.tv, which are online content platforms. Playboy receives fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

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TV and Cable Programming

Playboy licenses programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute Playboy’s programming under the terms of affiliation agreements. Royalties are generally collected monthly and recognized as revenue as earned.

Cost of Sales

Cost of sales primarily consist of merchandise costs, warehousing and fulfillment, agency fees, personnel and editorial content costs for Playboy magazine, websites, and Playboy Television, branding events and paper, printing, postage and freight costs associated with Playboy magazine.

Selling and Administrative

Selling and administrative expenses primarily consist of rent, personnel costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities, insurance, and management fees.

Related Party Expenses

Related party expenses consist of management fees paid to an affiliate of one of Playboy’s stockholders for management and consulting services.

Nonoperating (Expense) Income

Investment Income

Investment income primarily consists of interest received on Playboy’s cash and cash equivalents.

Interest expense

Interest expense consists of interest on Playboy’s long-term debt and the amortization of deferred financing costs.

Gain from Settlement of Convertible Promissory Note

Gain from settlement of convertible promissory note relates to the gain from settlement of a convertible promissory note payable to GBG International Holding Company Limited at a 20% discount.

Gain from Bargain Purchase

Gain from bargain purchase relates to the acquisition of Yandy for cash consideration which was less than the fair value of the net assets acquired.

Other, Net

Other, net consists primarily of other miscellaneous nonoperating items, such as bank charges and foreign exchange gains or losses.

Provision for Income Taxes

The provision for income taxes consists of an estimate for U.S. federal, state, and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, Playboy maintains a valuation allowance against its U.S. and state deferred tax assets.

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Results of Operations

Comparison of Fiscal Years Ended December 31, 2020 and 2019

The following table summarizes key components of Playboy’s results of operations for the periods indicated:

	Year Ended December 31,
	2020	2019	$ Change	% Change

	(in thousands)
Net revenues	$147,662	$78,110	$69,552	89.0%

Costs and expenses:
Cost of sales	(73,180)	(37,742)	(35,438)	93.9
Selling and administrative expenses	(59,863)	(45,399)	(14,464)	31.9
Related-party expenses	(1,007)	(1,005)	(2)	0.2
Total costs and expenses	(134,050)	(84,146)	(49,904)	59.3

Operating income (loss)	13,612	(6,036)	19,648	*

Nonoperating income (expense):
Investment income	30	225	(195)	(86.7)
Interest expense	(13,463)	(14,225)	762	(5.4)
Gain from settlement of convertible promissory note	1,454	—	1,454	100.0
Gain from bargain purchase	—	1,483	(1,483)	(100.0)
Other, net	168	(173)	341	*
Total nonoperating expense	(11,811)	(12,690)	879	(6.9)

Income (loss) before income taxes	1,801	(18,726)	20,527	*
Provision for income taxes	(7,072)	(4,850)	(2,222)	45.8
Net loss	$(5,271)	$(23,576)	18,305	(77.6)
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—	—
Net loss attributable to Playboy Enterprises, Inc.	$(5,271)	$(23,576)	$18,305	(77.6)

* Not meaningful

Net Revenues

Net revenues increased by $69.6 million, or 89.0%, from $78.1 million during the year ended December 31, 2019 to $147.7 million during the year ended December 31, 2020. Excluding net revenues from Yandy of $62.6 million during the year ended December 31, 2020, the remaining increase of $7.0 million was primarily due to a $10.2 million increase in licensing revenues and a $1.0 million increase in Playboy direct-to-consumer revenue partially offset by declines of $2.7 million in domestic television and cable programming and $2.1 million in Playboy magazine revenues.

Cost of Sales

Cost of sales increased by $35.5 million, or 93.9%, from $37.7 million during the year ended December 31, 2019 to $73.2 million during the year ended December 31, 2020. Excluding cost of sales from Yandy of $40.9 million during the year ended December 31, 2020, the offsetting decrease of $5.4 million was primarily due to $7.7 million of higher expenses related to Playboy magazine in 2019, which primarily includes a $3.9 million settlement of a class action lawsuit and $2.7 million higher of editorial, manufacturing, and salary expenses, combined with $2.0 million higher expenses in 2019 related to brand marketing events. Partially offsetting these declines were $2.8 million of higher licensing agency fees and $1.3 million of higher expenses related to Playboy’s direct-to-consumer revenue in 2020.

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Selling and Administrative Expenses

Selling and administrative expenses increased by $14.5 million, or 31.9%, from $45.4 million during the year ended December 31, 2019 to $59.9 million during the year ended December 31, 2020. Excluding selling and administrative expenses from Yandy of $18.9 million during the year ended December 31, 2020, the offsetting decrease of $4.4 million was primarily due to $4.5 million of lower stock-based compensation expense in 2020 combined with $1.5 million of rent expense in 2019 related to a lease that expired in 2019. Partially offsetting these decreases were $1.4 million of expenses in 2020 related to the Business Combination.

Related-Party Expenses

Related-party expenses did not change materially for the years ended December 31, 2019 and 2020.

Nonoperating Income (Expenses)

Investment Income

Investment income decreased by $0.2 million, from $0.2 million during the year ended December 31, 2019 to $30,000 during the year ended December 31, 2020. The decrease was primarily due to interest on Playboy’s cash and cash equivalents.

Interest Expense

Interest expense decreased by $0.7 million, or 5.4%, from $14.2 million during the year ended December 31, 2019 to $13.5 million during the year ended December 31, 2020. The decrease was primarily due to lower interest rates.

Gain from Settlement of Convertible Promissory Note

Gain from settlement of convertible promissory note was $1.5 million during the year ended December 31, 2020 due to Playboy settling the convertible promissory note payable to GBG International Holding Company Limited at a 20% discount.

Gain from Bargain Purchase

Gain from bargain purchase was $1.5 million during the year ended December 31, 2019 due to the acquisition of Yandy for cash consideration of $13.1 million. The total purchase consideration was less than the fair value of the net assets acquired resulting in the recognition of a gain from bargain purchase of $1.5 million.

Other, Net

Other, net increased by $0.4 million, from a loss of $0.2 million during the year ended December 31, 2019 to income of $0.2 million in the year ended December 31, 2020. The increase was primarily due to the acquisition of Yandy and its $0.4 million in other income during the year ended December 31, 2020.

Provision for Income Taxes

Income tax expense increased by $2.2 million, or 45.8%, from $4.9 million during the year ended December 31, 2019 to $7.1 million in the year ended December 31, 2020. The increase was primarily due to $3.1 million higher deferred tax expense partially offset by $1.0 million lower foreign withholding tax expense.

Non-GAAP Financial Measures

In addition to Playboy’s results determined in accordance with GAAP, Playboy believes the following non-GAAP measure is useful in evaluating its operational performance. Playboy uses the following non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Playboy believes that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance.

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EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of Playboy’s performance that is neither required by, nor presented in accordance with, GAAP. Playboy believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Playboy’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA Playboy may incur future expenses similar to those excluded when calculating these measures. In addition, Playboy’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. Playboy’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

In addition to adjusting for non-cash stock-based compensation, Playboy typically adjusts for nonoperating expenses and income, such as management fees paid to its largest shareholder and the expense associated with reorganization and severance resulting in the elimination or right-sizing of specific business activities or operations as Playboy transforms from a print and digital media business to a commerce centric business. Playboy also adjusts for nonrecurring and nonoperating expenses as well as for expenses related to merger and acquisition transactions.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Playboy compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net (loss) income to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate Playboy’s business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2020	2019

	(in thousands)
Net loss	$(5,271)	$(23,576)
Adjusted for:
Interest expense	13,463	14,225
Provision for income taxes	7,072	4,850
Depreciation and amortization	2,258	3,093
EBITDA	17,522	(1,408)
Adjusted for:
Stock-based compensation	2,988	7,368
Reorganization and severance expenses	3,165	1,184
Litigation and settlement expenses	—	5,000
Non-recurring items	3,230	(353)
Management fees and expenses	1,007	1,005
Nonoperating income	(1,299)	(52)
Transaction expenses	1,771	353
Adjusted EBITDA	$28,384	$13,097

•	Reorganization and severance expense adjustments for the year ended December 31, 2020 include $1.8 million of severance expense and $1.4 million of non-recurring salary and related expenses resulting from the closure of Playboy magazine and reduction in content creation and its various support functions, further lay-offs in streamlining the television business, and the reorganization of marketing to increasingly focus on e-commerce revenue generation as the business continues to transform from a print and digital media business to primarily a commerce business.

•	Reorganization and severance expense adjustments for the year ended December 31, 2019 include severance expense related to lay-offs associated with a reorganization of the television and digital subscription businesses, as part of an overall right-sizing and consolidation of those activities as the business transforms from a print and digital media business to primarily a commerce business.

•	Litigation and settlement expense adjustments for the year ended December 31, 2019 include (i) $3.9 million related to a class action lawsuit that was initiated against Playboy on behalf of a group of Michigan Playboy magazine subscribers; (ii) $0.8 million related to arbitration initiated by the Hugh M. Hefner 1991 Trust asserting that Playboy had breached a license agreement between Playboy and Mr. Hugh M. Hefner; and (iii) $0.4 million related to a settlement with a former employee.

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•	Nonrecurring items adjustments for the year ended December 31, 2020 include amortization of a one-time non-cash inventory valuation step-up as part of the purchase accounting resulting from the acquisition of Yandy.

•	Nonrecurring items adjustments for the year ended December 31, 2019 include a $1.5 million bargain purchase gain on the acquisition of Yandy and $1.1 million related to the termination of Playboy’s Burbank lease.

•	Management fees and expenses adjustments for all periods represent fees paid and expenses reimbursed for Playboy’s largest shareholder.

•	Nonoperating income adjustments for the year ended December 31, 2020 include a gain from settlement of a convertible note, investment income and other miscellaneous items.

•	Nonoperating income adjustments for the year ended December 31, 2019 include investment income and other miscellaneous items.

•	Transaction expenses for the year ended December 31, 2020 include legal, accounting and other costs associated with the Business Combination and the TLA acquisition.

•	Transaction expenses for the year ended December 31, 2019 include legal, accounting and other costs associated with the Yandy acquisition.

Segments

Playboy’s Chief Executive Officer is its Chief Operating Decision Maker (“CODM”). Playboy’s segment disclosure is based on its intention to provide the users of its consolidated financial statements with a view of the business from its perspective. Playboy operates its business in three primary operating and reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Licensing operations include the licensing of one or more of its trademarks and/or images for consumer products and location-based entertainment businesses. Direct-to-Consumer operations include consumer products sold through third-party retailers or online direct-to-customer. Digital Subscriptions and Content operations include the licensing of one or more of its trademarks and/or images for online gaming and the production, marketing and sales of programming under the Playboy brand name, which is distributed through various channels, including domestic and international television.

The following are Playboy’s results of financial performance by segment for each of the periods presented:

	Year Ended December 31,
	2020	2019
Net revenues
Licensing	$61,142	$50,906
Direct-to-Consumer	64,116	268
Digital Subscriptions and Content	20,913	23,243
All Other	1,491	3,693
Total	$147,662	$78,110

Operating (loss) income
Licensing	$44,466	$35,086
Direct-to-Consumer	(752)	(2,955)
Digital Subscriptions and Content	9,478	9,084
Corporate	(38,462)	(39,580)
All Other	(1,118)	(7,671)
Total	$13,612	$(6,036)

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Licensing

Net revenues increased by $10.2 million, or 20.1%, to $61.1 million for the year ended December 31, 2020, compared to $50.9 million for the year ended December 31, 2019. The increase was primarily attributable to higher royalties from increases in minimum guaranteed royalties primarily in China, as well as higher royalties from collaborations in the United States and the United Kingdom.

Operating income increased by $9.4 million, or 26.7%, to $44.5 million for the year ended December 31, 2020, compared to $35.1 million for the year ended December 31, 2019. The increase was primarily attributable to the increase in revenues discussed above partially offset by higher agency fees.

Direct-to-Consumer

Net revenues increased by $63.8 million, or over 100%, to $64.1 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019. The increase was primarily attributable to the acquisition of Yandy.

The operating loss decreased by $2.2 million, or 92.1%, to $0.8 million for the year ended December 31, 2020, compared to $3.0 million for the year ended December 31, 2019. The decrease was primarily attributable to the acquisition of Yandy, which had operating income of $3.3 million in 2020.

Digital Subscriptions and Content

Net revenues decreased by $2.3 million, or 10.0%, to $20.9 million for the year ended December 31, 2020, compared to $23.2 million for the year ended December 31, 2019. The decrease was primarily attributable to a $3.1 million decline in both domestic and international television and cable programming revenues partially offset by a $1.1 million increase in subscription revenues from Playboy’s websites.

Operating income increased by $0.4 million, or 4.3%, to $9.5 million for the year ended December 31, 2020, compared to $9.1 million for the year ended December 31, 2019. The increase was primarily attributable to $1.5 million of rent expense in 2019 related to a lease that expired in 2019 combined with overall lower direct costs partially offset by lower revenues.

All Other

Net revenues decreased by $2.2 million, or 59.6%, to $1.5 million for the year ended December 31, 2020, compared to $3.7 million for the year ended December 31, 2019. The decrease was primarily attributable to a $2.1 million decline in revenues from Playboy magazine.

The operating loss decreased by $6.6 million, or 85.4%, to $1.1 million for the year ended December 31, 2020, compared to $7.7 million for the year ended December 31, 2019. The decrease was primarily attributable to $7.7 million higher expenses related to Playboy magazine in 2019, including a $3.9 million settlement of a class action lawsuit, which ceased publication with the Spring 2020 issue, combined with higher expenses in 2019 related to brand marketing initiatives. Partially offsetting these items were lower revenues from Playboy magazine in 2020.

Corporate

Corporate expenses decreased by $1.1 million, or 2.8%, to $38.5 million for the year ended December 31, 2020, compared to $39.6 million for the year ended December 31, 2019. The decrease was primarily attributable to lower stock-based compensation and brand building expenses partially offset by higher outside expenses for legal, accounting, tax and audit, combined with expenses in 2020 related to the Merger.

Liquidity and Capital Resources

Sources of Liquidity

Playboy’s main source of liquidity is cash generated from operating and financing activities, which primarily includes cash derived from revenue generating activities and proceeds from the issuance of debt including term loans, promissory notes and convertible promissory notes. As of December 31, 2020 and 2019, Playboy’s principal source of liquidity was its cash in the amount of $13.4 million and $27.7 million, respectively, which is primarily held in operating and deposit accounts. Playboy believes its existing sources of liquidity will be sufficient to fund its operations, including lease obligations, debt service requirements, capital expenditures and working capital obligations for at least the next 12 months. Playboy may seek additional equity or debt financing in the future to satisfy capital requirements or fund organic or inorganic growth opportunities. In the event that additional financing is required from third party sources, Playboy may not be able to raise it on acceptable terms or at all.

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Debt

Term Loan

In June 2014, Playboy borrowed $150.0 million under a term loan maturing on December 31, 2018, at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). The interest rate of the term loan is equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. In 2016 and 2017, the Credit Agreement was amended to extend the maturity date to June 30, 2019 and to revise the quarterly principal payments and applicable margin rates. Playboy made a penalty-free principal prepayment of $35.0 million in 2016 and increased the loan amount by $6.5 million in 2017. During the second and third quarter of 2018, Playboy entered into multiple amendments to the Credit Agreement to establish a new commitment amount of $21.0 million, to revise the applicable margin rate and to extend the maturity date to December 31, 2020. In December 2018, the Credit Agreement was further amended to revise the applicable margin rate and extend the maturity date to December 31, 2023. Additionally, Playboy borrowed an additional $40.5 million as well as established new quarterly principal payment amounts. The December amendment was accounted for as an extinguishment of debt resulting in the recognition of a loss of $4.0 million for the year ended December 31, 2018. In December 2019, the Credit Agreement was amended to borrow an additional $12.0 million and revise applicable margin rates. In March 2020, the Credit Agreement was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. Playboy incurred additional financing costs of $0.1 million related to this amendment that were capitalized. The interest rate on the term loan was 8.25% and 8.35% as of December 31, 2020 and December 31, 2019, respectively.

Promissory Notes – Creative Artists Agency–Global Brands Group

In December 2016, Playboy entered into a global consumer products licensing agency representation agreement with Creative Artists Agency–Global Brands Group LLP (“CAA-GBG”). Concurrently, Playboy borrowed $13.0 million from CAA-GBG pursuant to the terms of a promissory note. The promissory note was noninterest bearing and was to be repaid in monthly installments in an amount equal to 11.00% of the monthly collections under the representation agreement beginning in 2017 and ending in 2021. In August 2018, Playboy and CAA-GBG agreed to terminate the original promissory note and issue convertible promissory notes with the principal amounts equal to the outstanding amount of the original promissory note. A convertible promissory note was issued to CAA Brand Management, LLC (“CAA”) for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited (“GBG”) for $7.3 million. In December 2020, Playboy repaid the outstanding principal balance of the GBG note at a 20% discount resulting in a gain from settlement of $1.5 million. In January 2021, the outstanding note with CAA converted into 51,857 shares of Playboy’s common stock.

Convertible Promissory Notes – United Talent Agency

In March 2018, Playboy issued a convertible promissory note to United Talent Agency, LLC (“UTA”) for $2.0 million. In June 2018, Playboy issued a second convertible promissory note to UTA for $1.5 million. These notes are noninterest bearing and are convertible into shares of Playboy’s common stock no later than December 31, 2020. In January 2021, the settlement terms of the outstanding notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In February 2021, Playboy repaid the outstanding principal balance of the notes at a 20% discount resulting in a gain from settlement of $0.7 million.

Cash Flows

The following table summarizes Playboy’s cash flows for the periods indicated:

	Year Ended December 31,
	2020	2019
Net cash provided by (used in):
Operating activities	$813	$5,088
Investing activities	(5,470)	(16,987)
Financing activities	(8,490)	6,061
Net decrease in cash and restricted cash and cash equivalents	$(13,147)	$(5,838)

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Cash Flows from Operating Activities

Net cash provided by operating activities was $0.8 million for the year ended December 31, 2020. This was primarily driven by a net loss of $5.3 million adjusted for non-cash charges of $7.6 million and net cash outflows from changes in operating assets and liabilities of $1.5 million. The non-cash charges primarily consisted of $3.0 million in stock-based compensation, $2.3 million of depreciation and amortization expense, a $2.6 million increase in deferred income taxes, and $0.9 million from the fair value remeasurement of the Yandy Phantom Stock Appreciation Rights liability, partially offset by a $1.5 million gain on settlement of the GBG convertible note. The net cash outflows from changes in operating assets and liabilities of $1.5 million were primarily due to a decrease in other liabilities and accrued expenses of $2.6 million, an increase in receivables of $0.4 million, an increase in contract assets of $0.3 million, an increase in accounts payable of $0.4 million, an increase of $0.7 million in trademarks and an increase in prepaid expenses and other assets of $1.2 million, partially offset by an increase in deferred revenue of $3.4 million.

Net cash provided by operating activities was $5.1 million for the year ended December 31, 2019. This was primarily driven by a net loss of $23.6 million adjusted for non-cash charges of $8.4 million and net cash inflows from changes in operating assets and liabilities of $20.3 million. The non-cash charges primarily consisted of $7.4 million in stock-based compensation, and $3.1 million of depreciation and amortization expense, partially offset by a gain on bargain purchase of $1.5 million, an increase of $0.4 million in programming costs, and a $0.4 million decrease in deferred income taxes. The net cash inflows from changes in operating assets and liabilities of $21.0 million were primarily due to an increase in deferred revenue of $22.3 million, an increase in other liabilities and accrued expenses of $2.5 million, a decrease in receivables of $2.2 million, a decrease in contract assets of $0.4 million, an increase of $0.6 million in trademarks, and an increase in accounts payable of $0.3 million, partially offset by an increase in prepaid expenses and other assets of $3.4 million and a decrease in payables to related party of $3.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $5.5 million for the year ended December 31, 2020, which was primarily due to a $4.4 million prepayment for MCAC common stock and purchases of property and equipment of $0.9 million.

Net cash used in investing activities was $17.0 million for the year ended December 31, 2019, which was primarily due to the acquisition of Yandy for $12.8 million and purchases of property and equipment of $4.2 million.

Cash Flows from Financing Activities

Net cash used in financing activities was $8.5 million for the year ended December 31, 2020, which was primarily due to repayment of the GBG convertible note of $5.8 million, repayment of long-term debt of $2.3 million, and $0.3 million in payments for capitalized transaction costs related to the Business Combination.

Net cash provided by financing activities was $6.1 million for the year ended December 31, 2019, which was primarily due to net proceeds from the issuance of long-term debt of $11.7 million, partially offset by the repayment of $5.6 million of borrowings.

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Contractual Obligations

The following table includes aggregated information about contractual obligations that affect Playboy’s liquidity and capital needs. At December 31, 2020, Playboy’s contractual obligations over the next several periods were as follows:

	Payments Due by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Operating lease obligations[1]	$25,417	$3,433	$7,015	$7,416	$7,553
Term Loan, principal and interest[2]	196,486	17,156	179,330	—	—
Agency agreement settlement[3]	2,375	2,375	—	—	—
Total	$224,278	$22,964	$186,345	$7,416	$7,553

[1]	Represents operating lease liabilities for Playboy’s corporate offices.

[2]	Represents the principal and interest payments to be paid in connection with Playboy’s Term Loan based on the stated interest rate of 8.25% as of December 31, 2020.

[3]	Playboy elected not to renew its agency agreement with IMG Worldwide LLC in 2016 and agreed in November 2018 to $7.1 million as settlement for all remaining commission obligations, payable in quarterly installments through June 2021.

Off-Balance Sheet Arrangements

Playboy is not a party to any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Playboy’s consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Playboy’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Playboy believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While Playboy’s significant accounting policies are described in the notes to its consolidated financial statements, it believes that the accounting policies below are most critical to understanding its financial condition and historical and future results of operations.

Revenue Recognition

Playboy recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, which it adopted as of January 1, 2019 on a modified retrospective basis. Playboy recognizes revenue when it transfers promised goods or services in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. In applying the Topic 606 framework, Playboy must apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, Playboy does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. Additionally, Topic 606 provides specific guidance for revenue contracts with licenses of intellectual property, (“IP”). Playboy evaluates the nature of the license as to whether it provides a right to access or right to use the IP, which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.

Trademark Licensing

Playboy licenses trademarks under multi-year arrangements to consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, Playboy generally receives an annual non-refundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Annual minimum guarantee amounts are billed quarterly, semi-annually, or annually in advance and these payments do not include a significant financing component. Earned royalties in excess of the minimum guarantee are payable quarterly. The performance obligation is a license of symbolic IP that provides the customer with a right to access the IP, which represents a stand-ready obligation that is satisfied over time. Playboy recognizes revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned. As the sales reports from licensees are typically not received until after the close of the reporting period, Playboy follows the variable consideration framework and constraint guidance to estimate the underlying sales volume to recognize Excess Royalties based on historical experience and general economic trends. Historical adjustments to recorded estimates have not been material.

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Consumer Products

Playboy generates revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through its website and similar channels, principally as a result of its acquisition of substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy on December 31, 2019. Playboy recognizes revenue upon delivery of the purchased good to the buyer as its performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. Revenue is recognized net of incentives and estimated returns. Playboy periodically offers promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.

A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by Playboy or through the third-party seller’s fulfillment services. Playboy’s shoe sales are fulfilled through drop-ship arrangements, where the vendor will ship directly to its customers. In these arrangements, Playboy is primarily responsible for fulfilling the promise to customers and generally bears the inventory risk, including risk of returned product, and typically has discretion in establishing pricing. Playboy is the principal in these transactions and recognizes gross revenue from product sales upon delivery of the products to end-customers. Playboy recognizes the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.

Playboy charges shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, Playboy accounts for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of playboyplus.com and playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. Playboy receives fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

Playboy licenses programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute Playboy’s programming under the terms of affiliation agreements. The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and (ii) licenses to Playboy’s functional IP that are provided over the contract term that provides the operators the right to use its content library as it exists at a point in time. For both performance obligations, Playboy’s IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly and recognized as revenue as earned. The amount of royalties due to Playboy is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period. In these cases, Playboy follows the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. Playboy offers sales incentives through various programs, consisting primarily of co-op marketing. Playboy records advertising with customers as a reduction to revenue unless it receives a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case it records it as a marketing expense.

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. Playboy records a receivable when it has an unconditional right to consideration which will become due solely due to the passage of time. Playboy records a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. Playboy records a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection. For long-term non-cancellable contracts whereby Playboy has begun satisfying the performance obligation, it will record contract assets for the unbilled consideration which is contingent upon its future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.

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Unredeemed Site Credits

Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer, or when the likelihood of the site credit being redeemed by the customer is remote (breakage). As of December 31, 2020, breakage is recognized for site credits that are aged at least two years.

Sales Taxes

Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in Playboy’s consolidated income statement.

Practical Expedients

Payment terms and conditions vary by contract type; however, Playboy’s terms generally include a requirement of payment within 30 days if not paid in advance. Playboy elected the practical expedient to not assess whether a significant financing component exists if the period between when it transfers a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, Playboy has applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Business Combinations

Playboy allocates the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, Playboy may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Impairment of Long-Lived Assets

Playboy performs annual impairment tests on goodwill and intangible assets with indefinite lives in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit or an intangible asset with an indefinite life below its carrying value. Playboy may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If Playboy determines it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, an impairment test is unnecessary. If an impairment test is necessary, Playboy will estimate the fair value of its related reporting units. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is determined to be impaired and Playboy will proceed with recording an impairment charge equal to the excess of the carrying value over the related fair value.

Playboy performs a qualitative assessment to determine whether it is more likely than not that an indefinite-lived asset is impaired. If Playboy determines it is more likely than not that the indefinite-lived intangible assets are not impaired, a quantitative test is not necessary. If a quantitative test is required, Playboy will estimate the fair value of the indefinite-lived intangible assets. Playboy will recognize an impairment charge based on the excess of the carrying value over the fair value of the indefinite-lived intangible asset.

Playboy recorded no impairment charges on goodwill and its indefinite-lived intangible assets during the periods presented.

Playboy conducts impairment testing on long-lived assets, or asset groups, including definite-lived tangible and intangible assets, when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to carrying value. Playboy estimates fair value using a forecasted-discounted cash flow method based in part on its financial results and its expectation of future performance.

Inventory

Inventory consists of finished goods which are stated at the lower of cost or net realizable value using the specific identification method. Cost is determined on a first-in, first-out basis. A reserve for excess or slow-moving inventory is established based on historical trends. Differences between actual write-offs from Playboy’s estimates have not been material.

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Stock-Based Compensation

Playboy measures compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized ratably in earnings, generally over the period during which the recipient is required to provide service. Playboy adjusts compensation expense based on actual forfeitures, as necessary.

Playboy’s stock options vest ratably over the contractual vesting period and the fair value of the awards is estimated on the date of grant using a Black-Scholes option pricing model. Playboy’s restricted stock units vest ratably over the contractual vesting period and the fair value of the awards is estimated on the date of grant as the underlying value of the award. Awards with graded vesting features are recognized over the requisite service period for the entire award. The determination of the grant date fair value of stock awards issued is affected by a number of variables and subjective assumptions, including (i) the fair value of Playboy’s common stock, (ii) the expected common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, (v) the exercise price, and (vi) the expected dividend yield. Forfeitures are recognized when they occur.

Playboy’s phantom stock appreciation rights (“PSARs”) entitle the holder to receive cash determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Yandy’s common stock units over the base price on the final vesting date of the awards. As the PSARs are cash-settled awards, they are recorded as a liability at fair value and remeasured each reporting period until settlement at the end of their four-year vesting term. The fair value of the awards is estimated using a combination of a market approach based on guideline companies and an income approach based on discounted cash flows to determine the enterprise value of Yandy. The determination of the fair value of the PSARs issued is affected by a number of variables and subjective assumptions, including (i) the fair value of Yandy’s common stock units, (ii) the expected common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, and (v) the base price of the award.

Income Taxes

Playboy records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carryforward periods, and tax planning alternatives. Playboy uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Emerging Growth Company Status

PLBY Group, Inc., Playboy’s parent company as of February 10, 2021, is an emerging growth company, as defined in the Jumpstart Our Business Startups (the “JOBS Act”). The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. PLBY Group, Inc. will use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date PLBY Group, Inc. (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Playboy’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, following the closing of the Business Combination, PLBY Group, Inc. intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

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Recent Accounting Pronouncements

See Note 2 to Playboy’s consolidated financial statements included in Exhibit 99.1 to this Form 8-K for more information about recent accounting pronouncements, the timing of their adoption, and its assessment, to the extent it has made one, of their potential impact on its financial condition and its results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Playboy is exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in Playboy’s financial instruments and its financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2020 and 2019, Playboy had cash of $13.4 million and $27.7 million, respectively, and restricted cash and cash equivalents of $2.1 million and $1.0 million, respectively, primarily consisting of interest-bearing deposit accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, an immediate 10% change in interest rates would not have a material effect on the fair market value of Playboy’s cash and restricted cash and cash equivalents.

As of December 31, 2020 and 2019, Playboy had an outstanding Term Loan of $159.1 million and $161.4 million, respectively, that bears interest at a rate of 8.25% and 8.35% as of December 31, 2020 and 2019, respectively. A hypothetical 10% change in the interest rate on its Term Loan for all periods presented would not have a material impact on Playboy’s consolidated financial statements.

Credit Risk

At various times throughout the year, Playboy maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. Playboy has not experienced any losses in such accounts and does not believe that there is any credit risk to its cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom its products are sold and/or licensed. Playboy has a licensee that accounted for approximately 15% and 40% of its net revenues for the years ended December 31, 2020 and 2019, respectively.

Foreign Currency Risk

There was no material foreign currency risk for the years ended December 31, 2020 and 2019.

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